Filed Pursuant to Rule 424(B)(5)
Registration No. 333-163914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 17, 2011)

$

SL Green Realty Corp.
SL Green Operating Partnership, L.P.
Reckson Operating Partnership, L.P.

      % Senior Notes due 20

         SL Green Realty Corp. or SL Green, SL Green Operating Partnership, L.P. or SL Green OP, and Reckson Operating Partnership, L.P. or ROP (collectively, the "co-obligors"), are jointly and severally offering $       million principal amount of        % Senior Notes due 20    at         % of the principal amount of the notes, which we refer to as the "notes."

The Co-Obligors:

  •
  We are engaged in the ownership, management, operation, leasing, financing and development of commercial real estate properties, principally office properties, and also own land for future development located in Manhattan, Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, which collectively is also known as the New York Metropolitan area.

The Offering:

  •
  We intend to use the net proceeds from the sale of the notes offered hereby to repay a portion of the amount outstanding under our revolving credit facility and for general corporate purposes and/or working capital purposes, which may include investment opportunities, purchases of the indebtedness of SL Green and its subsidiaries, including SL Green OP and ROP, in the open market from time to time, and the repayment of indebtedness at the applicable maturity or put date.

The Notes:

  •
  Maturity: The notes will mature on                        , 20    .

  •
  Interest Payments: The notes will bear interest at the rate of        % per year. We will pay interest on the notes semiannually in arrears in cash on                    and                    of each year, beginning on                        , 20    .

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  Ranking: The notes will be the unsecured senior obligations of SL Green, SL Green OP and ROP and rank equally with each entity's other unsecured and senior indebtedness from time to time outstanding.

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  Optional Redemption: We may redeem the notes, in whole or from time to time in part, at the redemption price described in "Description of the Notes—Optional Redemption."

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  Denomination: The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

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  Listing and Public Market: The notes will not be listed on any securities exchange. Currently, no public market exists for the notes.

         Investing in our notes involves risks, which you should consider before investing. See "Risk Factors" beginning on page S-6 of this prospectus supplement, page 3 of the accompanying prospectus and the risk factors incorporated by reference herein.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds to us (before expenses)

Per Note	%	%	%

Total	$	$	$

(1)
Plus accrued interest, if any, from                        , 2011 if settlement occurs after that date.

         The underwriters expect to deliver the notes to investors on or about                        , 2011 only in book-entry form through the facilities of The Depositary Trust Company, or DTC.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch	Morgan Stanley	Goldman, Sachs & Co.	J.P. Morgan

The date of this prospectus supplement is                        , 2011.

Prospectus Supplement

S-i

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the Securities and Exchange Commission, or the SEC. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus or any information incorporated by reference, the information contained in this prospectus supplement updates and supersedes such information. The information incorporated by reference into this prospectus supplement includes important business and financial information about us that is not included in, or delivered with, this prospectus supplement.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents we have referred you to in this prospectus supplement under the heading "Where You Can Find More Information; Incorporation by Reference," which supersedes the information referred to under the heading "Where You Can Find More Information; Incorporation by Reference" in the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Long Island, Westchester County, Connecticut, and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

        Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

        Forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. These risks and uncertainties include:

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  the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metropolitan area real estate market in particular;

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  dependence upon certain geographic markets;

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  risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns;

S-iii

  •
  risks relating to debt and preferred equity investments;

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  availability and creditworthiness of prospective tenants and borrowers;

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  bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

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  adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

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  availability of capital (debt and equity);

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  unanticipated increases in financing and other costs, including a rise in interest rates;

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  our or our subsidiaries' ability to comply with financial covenants in our debt instruments;

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  SL Green's ability to maintain its status as a REIT for federal income tax purposes, SL Green OP's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

  •
  risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

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  the continuing threat of terrorist attacks, in particular in the New York Metropolitan area and on our tenants;

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  our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and

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  legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

        Other factors and risks to our business, many of which are beyond our control, are described in our filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

S-iv

SUMMARY

        The following summary highlights selected information contained or incorporated by reference in this prospectus supplement and accompanying prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes and the documents incorporated by reference herein and therein, before making a decision to invest in the notes. Unless the context requires otherwise, the term "SL Green" refers to SL Green Realty Corp. Unless the context requires otherwise, the term "SL Green OP" refers to SL Green Operating Partnership, L.P. Unless the context requires otherwise, the term "ROP" refers to Reckson Operating Partnership, L.P. and all entities owned or controlled by Reckson Operating Partnership, L.P. Unless the context requires otherwise, the terms "we," "our," "ours," and us refers to SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P. and their respective subsidiaries on a consolidated basis.

SL Green Realty Corp.

        SL Green, a Maryland corporation, is a self-managed real estate investment trust, or REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. SL Green was formed in June 1997 for the purpose of combining the commercial real estate business of S.L. Green Properties, Inc., SL Green's predecessor entity and its affiliated partnerships and entities. S.L. Green Properties, Inc., which was founded in 1980 by Stephen L. Green, the Chairman of SL Green, had been engaged in the business of owning, managing, leasing, acquiring and repositioning office properties in Manhattan. SL Green began trading on the New York Stock Exchange, or NYSE, on August 15, 1997 under the symbol "SLG."

        As of March 31, 2011, SL Green (inclusive of ROP) owned the following interests in commercial office properties in the New York Metropolitan area, primarily in midtown Manhattan. SL Green's investments in the New York Metropolitan area (inclusive of ROP) also include investments in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, which are collectively known as SL Green's Suburban assets:

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy(1)
Manhattan	Consolidated properties	23	15,601,945	92.0%
	Unconsolidated properties	7	6,722,515	96.4%
Suburban	Consolidated properties	25	3,863,000	80.7%
	Unconsolidated properties	6	2,941,700	93.7%

		61	29,129,160	91.7%

(1)
The weighted average occupancy represents the total leased square feet divided by total available rentable square feet.

        As of March 31, 2011, SL Green's Manhattan properties (inclusive of ROP) were comprised of fee ownership (23 properties), including ownership in condominium units, and leasehold ownership (seven properties). As of March 31, 2011, SL Green's Suburban properties (inclusive of ROP) were comprised of fee ownership (30 properties), and leasehold ownership (one property).

        As of March 31, 2011, SL Green (inclusive of ROP) also owned investments in nine retail properties encompassing approximately 334,782 square feet, six development properties encompassing approximately 1,277,521 square feet and three land interests. SL Green managed four office properties owned by third parties and affiliated companies encompassing approximately 1.3 million rentable square feet, as of March 31, 2011. SL Green held approximately $579.3 million of debt and preferred equity investments, as of March 31, 2011.

SL Green Operating Partnership, L.P.

        SL Green is the sole managing general partner of SL Green OP. Substantially all of SL Green's assets are held by, and all of its operations are conducted through, SL Green OP. As of March 31, 2011, SL Green owned approximately 97.7% of the economic interests in SL Green OP and minority investors held, in the aggregate, an approximately 2.3% limited partnership interest in SL Green OP.

Reckson Operating Partnership, L.P.

        ROP is engaged in the ownership, management, operation and development of commercial real estate properties, principally office properties, and also owns land for future development located in the New York Metropolitan area. At March 31, 2011, ROP's inventory of development parcels aggregated approximately 81 acres of land in four separate parcels on which ROP can, based on estimates at March 31, 2011, develop approximately 1.1 million square feet of office space and in which ROP had invested approximately $66.4 million. In addition, as of March 31, 2011, ROP also held approximately $2.5 million of debt investments.

        ROP commenced operations on June 2, 1995. A wholly-owned subsidiary of SL Green OP is the sole general partner of ROP. SL Green OP is the sole limited partner of ROP.

        As of March 31, 2011, ROP owned the following interests in commercial office properties in the New York Metropolitan area, primarily in midtown Manhattan. ROP's investments in the New York Metropolitan area also include investments in Queens, Westchester County and Connecticut, which are collectively known as ROP's Suburban assets:

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy(1)
Manhattan	Consolidated properties	4	3,770,000	94.6%
Suburban	Consolidated properties	16	2,642,100	82.5%
	Unconsolidated properties	1	1,402,000	100%

		21	7,814,100	91.5%

(1)
The weighted average occupancy represents the total leased square feet divided by total available rentable square feet.

        As of March 31, 2011, ROP's Manhattan properties were comprised of fee ownership (three properties) and leasehold ownership (one property). ROP is responsible for not only collecting rent from subtenants, but also maintaining the property and paying expenses relating to the property. As of March 31, 2011, ROP's Suburban properties were comprised of fee ownership (16 properties) and leasehold ownership (one property).

Headquarters

        SL Green's, SL Green OP's and ROP's principal executive offices are located in midtown Manhattan at 420 Lexington Avenue, New York, New York 10170. We can be contacted at (212) 594-2700.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of notes, see "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Co-Obligors	SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as co-obligors.
Notes Offered	$ million aggregate principal amount of % Senior Notes due 20 .
Maturity Date	The notes will mature on , 20 .
Interest and Payment Dates	The notes will bear interest at the rate of % per year. We will pay interest on the notes semiannually in arrears in cash on and of each year, beginning on , 20 .
Ranking

The notes will be the joint and several unsecured senior obligations of SL Green, SL Green OP and ROP, ranking pari passu with all of SL Green's, SL Green OP's and ROP's existing and future senior indebtedness and senior to all of SL Green's, SL Green OP's and ROP's existing and future subordinated indebtedness. As of March 31, 2011, SL Green and SL Green OP had approximately $1.5 billion aggregate principal amount of unsecured senior indebtedness, including certain indebtedness under SL Green OP's senior credit facility (the "Credit Facility"), which is secured by certain mortgages granted by subsidiaries of SL Green other than ROP, and ROP had approximately $624.0 million aggregate principal amount of unsecured senior indebtedness outstanding. The notes will effectively be junior to all of SL Green's, SL Green OP's and ROP's existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes will be structurally subordinated to all existing and future indebtedness of SL Green's subsidiaries (other than SL Green OP and ROP) and the subsidiaries of SL Green OP (other than ROP) and ROP, including their respective guarantees under the Credit Facility. As of March 31, 2011, the total outstanding indebtedness of SL Green's subsidiaries was approximately $5.0 billion and the total outstanding indebtedness of ROP's subsidiaries was approximately $843.1 million. See "Description of Other Indebtedness."

Optional Redemption

The notes are redeemable at any time at the option of the co-obligors in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such notes (or portion thereof). If the notes are redeemed on or after        (     days prior to the maturity date of the notes), the redemption price for the notes will equal 100% of the principal amount of the notes, plus accrued interest thereon to the redemption date. See "Description of the Notes—Optional Redemption."

Certain Covenants

The Indenture governing the notes will contain covenants that, among other things, will limit ROP's and its subsidiaries' ability to incur additional debt and encumber assets. The Indenture contains no limitation on the incurrence of indebtedness of SL Green or SL Green OP or their subsidiaries (other than ROP and its subsidiaries). These covenants are subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants."

Form and Denomination	The notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Absence of Established Market for the Notes

There is no existing trading market for the notes, and there can be no assurance regarding any future development of a trading market for the notes, or the ability of holders of the notes to sell their notes at all, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. We do not intend to apply for listing of the notes on any securities exchange or market.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $        million after deducting the underwriting discount and our estimated expenses related to the offering. We intend to use the net proceeds from the sale of the notes offered hereby to repay a portion of the amount outstanding under the Credit Facility and for general corporate purposes and/or working capital purposes, which may include investment opportunities, purchases of the indebtedness of SL Green and its subsidiaries, including SL Green OP and ROP, in the open market from time to time, and the repayment of indebtedness at the applicable maturity or put date.

Material United States Federal Income Tax Consequences

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Material United States Federal Income Tax Consequences" in the accompanying prospectus.

Risk Factors

Investment in the notes involves risks. You should carefully consider the information in the sections entitled "Risk Factors" in this prospectus supplement, the accompanying prospectus, in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 of SL Green, SL Green OP and ROP and all the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before buying any notes.

Trustee	The Bank of New York Mellon.
Governing Law	The notes and the Indenture will be governed by the laws of the State of New York.

RISK FACTORS

        An investment in the notes involves a high degree of risk. Before deciding to purchase any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information included under "Risk Factors" in SL Green's Annual Report on Form 10-K for the year ended December 31, 2010, in SL Green OP's Annual Report on Form 10-K for the year ended December 31, 2010, in ROP's Annual Report on Form 10-K for the year ended December 31, 2010 and other documents that we subsequently file with the SEC.

        These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor's own particular circumstances or generally.

Risks Related to the Offering of the Notes

Our level of indebtedness could adversely affect our operations and effectively reduce the amount of funds available for other business purposes, including our ability to make payments of principal and interest on the notes.

        SL Green OP and ROP have a substantial amount of outstanding indebtedness, a large portion of which is due and payable prior to the maturity of the notes offered hereby. As of March 31, 2011, ROP's and SL Green OP's total consolidated indebtedness was approximately $843.1 million and $5.0 billion (inclusive of ROP's approximately $843.1 million of indebtedness), respectively. In addition, ROP and certain of its subsidiaries also provide a senior guaranty of SL Green OP's obligations under its Credit Facility. ROP and its subsidiaries' respective obligations to guarantee amounts payable under the Credit Facility are limited by the Allocable Guaranty Limitation, as defined in the guaranty agreement under the Credit Facility. As of March 31, 2011, the maximum amount of ROP's guaranty obligation was approximately $359.8 million. SL Green OP's and ROP's respective levels of indebtedness could reduce funds available for additional acquisitions, capital expenditures or other business purposes, impact their respective ratings, restrict their respective financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels.

        Our ability to make payments of principal and interest on our indebtedness, including the notes, depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our respective debt and meet our other cash requirements, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

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  to refinance or restructure all or a portion of our respective indebtedness, including the notes;

  •
  to sell selected assets or businesses; or

  •
  to reduce or delay planned capital or operating expenditures.

        Such measures might not be sufficient to enable us to service our debt and meet our other cash requirements, including the notes. In addition, any such financing, refinancing or sale of assets might not be available at all or on economically favorable terms.

Since the notes are unsecured, your right to receive payments on the notes is effectively subordinated to all of our existing and future secured debt, and since the notes are not guaranteed by all of our subsidiaries, structurally subordinated to all existing and future liabilities of our subsidiaries that are not co-obligors of the notes.

        The notes are unsecured, senior obligations that rank equal in right of payment with all of SL Green's, SL Green OP's and ROP's existing and future unsecured and senior debt. However, the notes are effectively junior to all of SL Green's, SL Green OP's and ROP's secured debt to the extent of the value of the assets securing that debt. The Indenture governing the notes does not place any limitation on the amount of secured or unsecured senior indebtedness that SL Green or SL Green OP may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of SL Green's, SL Green OP's or ROP's secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, SL Green, SL Green OP or ROP may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes are structurally subordinated to all current and future obligations, including subordinated indebtedness and trade payables of SL Green's subsidiaries, other than SL Green OP and ROP. The notes are also structurally subordinated to guarantees of SL Green OP's debt by SL Green OP's subsidiaries other than ROP.

There is no established trading market for the notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

        The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. We do not intend to apply for the notes to be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the notes but they are not obligated to do so and may, in their sole discretion, discontinue any market making in the notes at any time. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

The limited covenants in the Indenture governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

        The Indenture governing the notes does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations; or

  •
  limit the ability of SL Green or SL Green OP to incur additional indebtedness; or

  •
  prohibit us in certain circumstances from entering into a reorganization, restructuring, merger or similar transaction that may adversely affect the holder of the notes.

        When evaluating the terms of the notes, you should be aware that the terms of the Indenture and the notes will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

        Furthermore, any of the original co-obligors under the notes may be released from their obligations as described under "Description of the Notes—Merger, Consolidation or Sale."

The credit ratings of our indebtedness may not reflect all risks of your investment in the notes.

        The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any of the credit ratings of our indebtedness will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $             million after deducting the underwriting discount and our estimated expenses related to the offering. We intend to use the net proceeds from the sale of the notes offered hereby to repay a portion of the amount outstanding under the Credit Facility and for general corporate purposes and/or working capital purposes, which may include investment opportunities, purchases of the indebtedness of SL Green and its subsidiaries, including SL Green OP and ROP, in the open market from time to time, and the repayment of indebtedness at the applicable maturity or put date. The Credit Facility bears interest at a spread ranging from 70 basis points to 110 basis points over the 30-day LIBOR, based on SL Green's leverage ratio. As of June 30, 2011, the spread was 90 basis points. As of June 30, 2011, approximately $500.0 million was outstanding under the Credit Facility, and availability under the facility was further reduced by the issuance of approximately $54.8 million in letters of credit. See "Description of Other Indebtedness."

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table shows the ratios of earnings to fixed charges for SL Green, SL Green OP and ROP, respectively:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
SL Green.	3.17x	1.39x	3.61x	1.28x	2.67x	1.55x	2.14x
SL Green OP	3.17x	1.39x	3.61x	1.28x	2.67x	1.55x	2.14x
ROP	2.21x	2.08x	1.78x	1.58x	1.74x	1.36x	0.27x

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For the purpose of calculating the ratios, the earnings have been calculated by adding fixed charges to income or loss from continuing operations before adjustment for non-controlling interests plus distributions from unconsolidated joint ventures, excluding gains or losses from sale of property, loss on equity investment and marketable securities and the cumulative effect of changes in accounting principles. Fixed charges consist of all interest, whether expensed or capitalized, including the amortization of debt issuance costs and rental expense deemed to represent interest expense. With respect to ROP, all years prior to 2008 have been restated to exclude income from discontinued operations. Excluding the costs associated with SL Green's acquisition of all of the outstanding shares of common stock of Reckson Associates Realty Corp., the 2007 and 2006 ratios would have been 1.46x and 0.75x, respectively. For the year ended December 31, 2006, fixed charges of ROP exceeded earnings by $87.3 million.

 CAPITALIZATION OF SL GREEN

        The following table sets forth SL Green's capitalization as of March 31, 2011 on a historical basis and on an as adjusted basis to reflect the sale of $             million aggregate principal amount of the notes offered hereby. The information set forth in the following table should be read in conjunction with the consolidated financial statements and notes thereto in SL Green's Annual Report on Form 10-K for the year ended December 31, 2010 and SL Green's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated herein by reference.

	As of March 31, 2011
	Historical	As Adjusted
	(amounts in thousands)
Debt:
Mortgage and other loans payable	$3,280,084		$3,280,084
Revolving credit facility(1)	500,000
Senior unsecured notes, including the notes offered hereby	1,018,674		(2)
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000		100,000
Liabilities held for sale	121,635		121,635

Total debt	5,020,393
Non-controlling interest in operating partnership	143,756		143,756
SL Green stockholders' equity (number of shares in thousands):
7.625% Series C Cumulative Redeemable Preferred Stock, $.01 par value; 11,700 shares issued and outstanding on a historical and as adjusted basis	274,022		274,022
7.875% Series D Cumulative Redeemable Preferred Stock, $.01 par value; 4,000 shares issued and outstanding on a historical and as adjusted basis	96,321		96,321
Common Stock, $.01 par value; 160,000 shares authorized and 84,336 issued and outstanding at March 31, 2011, on a historical and as adjusted basis	844		844
Additional paid-in-capital	3,836,453		3,836,453
Accumulated other comprehensive loss	(13,011)		(13,011)
Retained earnings	1,207,504		1,207,504
Treasury stock at cost	(306,170)		(306,170)

Total SL Green stockholders' equity	5,095,963		5,095,963
Non-controlling interests in other partnerships	519,860		519,860

Total equity	5,615,823		5,615,823

Total capitalization	$10,779,972	$

(1)
As of June 30, 2011, approximately $897.2 million was available for draw under the Credit Facility. See "Description of Other Indebtedness."

(2)
Includes $             million aggregate principal amount of        % Senior Notes due 20    offered hereby, excluding the effects of any discount to the stated principal amount.

SELECTED FINANCIAL DATA OF SL GREEN

        The following table sets forth SL Green's selected financial data and should be read in conjunction with SL Green's Financial Statements and notes thereto included in Item 1, "Financial Statements" and Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in SL Green's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and SL Green's Financial Statements and notes thereto included in Item 8, "Financial Statements and Supplementary Data" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in SL Green's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, each of which is incorporated herein by reference.

	Three Months Ended March 31,		Year Ended December 31,
Operating Data	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Total revenue	$334,322	$250,881	$1,101,246	$995,847	$1,065,015	$961,375	$438,345

Operating expenses	60,300	56,786	229,305	214,049	224,434	204,368	99,107
Real estate taxes	40,067	36,972	148,828	139,523	124,479	119,307	61,402
Ground rent	7,834	7,821	31,191	31,826	31,494	32,389	20,150
Interest expense, net of interest income	65,073	56,787	233,647	236,300	291,536	256,941	89,394
Amortization of deferred finance costs	3,806	2,295	9,928	7,947	6,433	15,893	4,424
Depreciation and amortization	63,497	55,525	228,893	224,147	214,201	172,082	60,522
Loan loss and other investment reserves, net of recoveries	—	6,000	20,501	150,510	115,882	—	—
Transaction related costs	2,434	1,058	11,875	—	—	—	—
Marketing, general and administration	20,021	18,398	75,946	73,992	104,583	93,045	57,850

Total expenses	263,032	241,642	990,114	1,078,294	1,113,042	894,025	392,849

Equity in net income from unconsolidated joint ventures	8,206	15,376	39,607	62,878	59,961	46,765	40,780
Purchase price fair value adjustment	13,788	—	—	—	—	—	—
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	—	—	128,922	6,691	103,056	31,509	3,451
Gain (loss) on investment in marketable securities	(127)	(285)	490	(396)	(147,489)	—	—
Gain (loss) on early extinguishment of debt	—	(113)	(1,900)	86,006	77,465	—	—

Income from continuing operations	93,157	24,217	278,251	72,732	44,966	145,624	89,727
Discontinued operations	737	1,917	40,905	(1,067)	359,082	537,073	147,631

Net income	93,894	26,134	319,156	71,665	404,048	682,697	237,358
Net income attributable to noncontrolling interest in operating partnership	(1,852)	(291)	(4,574)	(1,221)	(14,561)	(26,084)	(11,429)
Net income attributable to noncontrolling interests in other partnerships	(3,610)	(3,648)	(14,007)	(12,900)	(8,677)	(10,383)	(5,210)

Net income attributable to SL Green	88,432	22,195	300,575	57,544	380,810	646,230	220,719
Preferred stock dividends	(7,545)	(7,116)	(29,749)	(19,875)	(19,875)	(19,875)	(19,875)

Net income attributable to SL Green common stockholders	$80,887	$15,079	$270,826	$37,669	$360,935	$626,355	$200,844

	Three Months Ended March 31,		Year Ended December 31,
Operating Data	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Net income per common share—Basic	$1.02	$0.19	$3.47	$0.54	$6.22	$10.66	$4.50

Net income per common share—Diluted	$1.01	$0.19	$3.45	$0.54	$6.20	$10.54	$4.38

Cash dividends declared per common share	$0.10	$0.10	$0.40	$0.6750	$2.7375	$2.89	$2.50

Basic weighted average common shares outstanding	79,401	77,823	78,101	69,735	57,996	58,742	44,593

Diluted weighted average common shares and common share equivalents outstanding	81,643	79,760	79,761	72,044	60,598	61,885	48,495

Commercial real estate, before accumulated depreciation	$9,261,545	$8,387,102	$8,890,064	$8,257,100	$8,201,789	$8,622,496	$3,055,159
Total assets	11,442,366	10,514,240	11,300,294	10,487,577	10,984,353	11,430,078	4,632,227
Mortgages and other loans payable, revolving credit facility, term loans, unsecured notes and trust preferred securities	4,898,758	4,776,401	5,251,013	4,892,688	5,581,559	5,658,149	1,815,379
Noncontrolling interests in operating partnership	143,756	80,642	84,338	84,618	87,330	81,615	71,731
Total equity	5,615,823	5,062,988	5,397,544	4,913,129	4,481,960	4,524,600	2,451,045

	Three Months Ended March 31,		Year Ended December 31,
Other Data	2011	2010	2010	2009	2008	2007	2006
	(In thousands)
Funds from operations available to all stockholders(1)	$142,755	$84,953	$386,411	$318,817	$344,856	$343,186	$223,634
Net cash provided by operating activities	79,809	66,682	321,058	275,211	296,011	406,705	225,644
Net cash provided by (used in) investment activities	30,999	(60,243)	18,815	(345,379)	396,219	(2,334,337)	(786,912)
Net cash (used in) provided by financing activities	(209,629)	(182,500)	(350,758)	(313,006)	(11,305)	1,856,418	654,342

(1)
Funds From Operations, or FFO, is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructurings and sales of properties plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITS, particularly those that own and operate commercial office properties. We also use FFO as one of several criteria to determine performance based bonuses for members of our senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

  A reconciliation of FFO to net income computed in accordance with GAAP is provided under the heading of "Management's Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations" in SL Green's Annual Report on Form 10-K for the year ended December 31, 2010 and in SL Green's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

        SL Green OP has a $1.5 billion revolving credit facility (the "Credit Facility"). The Credit Facility bears interest at a spread ranging from 70 basis points to 110 basis points over the 30-day LIBOR, based on SL Green's leverage ratio. As of March 31, 2011, the spread was 90 basis points. The facility matures in June 2012. The facility also requires a 12.5 to 20 basis point fee on the unused balance payable annually in arrears. Approximately $500.0 million was outstanding under the Credit Facility at March 31, 2011, and availability under the facility was further reduced at March 31, 2011 by the issuance of approximately $26.0 million in letters of credit.

        SL Green OP is the borrower, and SL Green and certain of its subsidiaries are guarantors under the Credit Facility. Certain of our indebtedness under the Credit Facility is secured by mortgages granted by subsidiaries of SL Green other than ROP. In the future, we may borrow additional amounts under the Credit Facility to be used by the Credit Facility lenders to acquire a portion of our mortgage indebtedness. Any such mortgages would then secure the Credit Facility up to the acquired amount. Further, ROP and certain of its subsidiaries provide a senior guaranty of SL Green OP's obligations under the Credit Facility. ROP and its subsidiaries' respective obligations to guarantee amounts payable under the Credit Facility are limited by the Allocable Guaranty Limitation, as defined in the guaranty agreement under the Credit Facility. As of March 31, 2011, the maximum amount of ROP's guaranty obligation was approximately $359.8 million.

        The terms of the Credit Facility include certain restrictions and covenants which limit, among other things, the payment of dividends, the incurrence of additional indebtedness, the incurrence of liens and the disposition of assets, and which require compliance with financial ratios relating to the minimum amount of tangible net worth, the minimum amount of debt service coverage, the minimum amount of fixed charge coverage, the maximum amount of unsecured indebtedness, the minimum amount of unencumbered property debt service coverage and certain investment limitations. As of March 31, 2011, SL Green OP was in compliance with all covenants under the Credit Facility.

Debt Securities

Reckson Operating Partnership, L.P., SL Green Realty Corp. and SL Green Operating Partnership, L.P.

  7.75% Senior Notes due 2020

        We currently have $250 million aggregate principal amount of our 7.75% senior unsecured notes due 2020 outstanding under the indenture, dated as of March 16, 2010, by and among ROP, SL Green and SL Green OP, as co-obligors, and The Bank of New York Mellon, as trustee (the "7.75% Senior Notes").

        The 7.75% Senior Notes mature on March 15, 2020. The 7.75% Senior Notes bear interest at a rate of 7.75% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable on March 15 and September 15 of each year.

        The 7.75% Senior Notes are the unsecured unsubordinated obligations of ROP, SL Green and SL Green OP and rank equally with each entity's existing and future unsecured unsubordinated indebtedness, including the notes. We have the option to redeem all or a part of the 7.75% Senior Notes, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 7.75% Senior Notes redeemed, plus a "make-whole" premium, and accrued and unpaid interest, if any, to the applicable redemption date.

        The indenture governing the 7.75% Senior Notes contains covenants that, among other things, restrict the ability of ROP and its subsidiaries' to incur additional indebtedness and encumber assets. These covenants are subject to a number of important limitations and exceptions. SL Green and SL

Green OP are not subject to such restrictions. As of March 31, 2011, we were in compliance with all such covenants.

Reckson Operating Partnership, L.P.

  Senior Non-Exchangeable Notes

        ROP currently has the following senior unsecured notes outstanding under the indenture, dated as of March 26, 1999, as amended (the "Existing ROP Indenture"), by and among, ROP, Reckson Associates Realty Corp. and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (collectively, the "senior notes"). Each series of the senior notes is ROP's unsubordinated unsecured obligation and ranks equally with ROP's notes and with all of ROP's existing and future unsecured senior indebtedness, including the notes:

  •
  $98.6 million of our 5.875% senior notes due 2014 (the "5.875% Notes") outstanding. The 5.875% Notes will mature on August 15, 2014. Interest on the 5.875% Notes is payable semi-annually in arrears on February 15 and August 15 of each year.

  •
  $275.0 million of our 6.00% senior notes due 2016 (the "6.00% Notes"). The 6.00% Notes will mature on March 31, 2016. Interest on the 6.00% Notes is payable semi-annually in arrears on May 15 and November 15 of each year.

        ROP can redeem any of the senior notes at any time, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of such series of senior notes (or portion thereof) being redeemed plus accrued interest thereon and (ii) the applicable Make-Whole Amount (as defined in the Existing ROP Indenture), if any, with respect to such senior notes. The Existing ROP Indenture contains covenant provisions that, among other things, include limitations on ROP's ability to incur additional debt and to encumber assets. As of March 31, 2011, ROP was in compliance with all such covenants.

  4.00% Exchangeable Senior Debentures due 2025

        As of March 31, 2011, ROP had $657,000 aggregate principal amount of 4.00% senior unsecured debentures due 2025 outstanding under the Existing Indenture, as amended by the first supplemental indenture, dated January 25, 2007, by and among, ROP, Reckson Associates Realty Corp., SL Green and The Bank of New York, as trustee (the "4.00% Debentures"). The 4.00% Debentures are ROP's senior unsecured obligations and rank equally with all of ROP's other unsecured senior indebtedness, including the notes. The 4.00% Debentures are guaranteed by SL Green.

        The 4.00% Debentures will mature on June 15, 2025. Interest on the 4.00% Debentures is payable semi-annually in arrears on June 15 and December 15 of each year. The 4.00% Debentures are redeemable at any time at a redemption price equal to 100% of the principal amount of the 4.00% Debentures plus accrued and unpaid interest (including additional interest), if any. Holders may require us to repurchase their 4.00% Debentures in whole or in part on June 15, 2015 and June 15, 2020 for cash equal to the principal amount of the 4.00% Debentures being repurchased and any unpaid interest accrued thereon.

        Holders of the 4.00% Debentures have the right to convert their 4.00% Debentures into cash, and in certain circumstances, shares of SL Green common stock, prior to the close of business on the second business day prior to the maturity date at any time on or after June 17, 2024. Also, under certain other circumstances, holders can exchange their 4.00% Debentures for cash and, in certain circumstances, shares of SL Green common stock, or a combination thereof. The exchange rate of the 4.00% Debentures is subject to adjustments. As of March 31, 2011, ROP was in compliance with all covenants under the indenture governing the 4.00% Debentures.

SL Green Operating Partnership, L.P.

  3.00% Exchangeable Senior Notes due 2017

        SL Green OP currently has $345.0 million aggregate principal amount of its 3.00% senior unsecured notes due 2017 outstanding under the indenture, dated as of October 12, 2010, by and among SL Green OP, ROP, SL Green and The Bank of New York Mellon, as trustee, with an unconditional guarantee by ROP (the "3.00% Exchangeable Notes due 2017"). The 3.00% Exchangeable Notes due 2017 are guaranteed by ROP.

        The 3.00% Exchangeable Notes due 2017 will mature on October 15, 2017. Interest on the 3.00% Exchangeable Notes due 2017 and the guarantee is payable in arrears semi-annually on April 15 and October 15 of each year. The 3.00% Exchangeable Notes due 2017 and the guarantee are senior unsecured obligations of SL Green OP and ROP, respectively, and rank pari passu with all of SL Green OP's and ROP's respective senior indebtedness, including the notes. The 3.00% Exchangeable Notes due 2017 are structurally subordinated to all existing debt of SL Green's subsidiaries (other than SL Green OP and ROP), including their respective guaranties under the Credit Facility. The 3.00% Exchangeable Notes due 2017 and the guarantee are effectively junior to all of SL Green OP's and ROP's respective existing and future secured debt.

        The 3.00% Exchangeable Notes due 2017 are redeemable by SL Green OP, in whole or in part, at any time to the extent necessary to preserve the qualification of SL Green as a real estate investment trust for U.S. federal income tax purposes. The holders of the 3.00% Exchangeable Notes due 2017 have the option to require SL Green OP, upon the occurrence of certain designated events, to repurchase all of their 3.00% Exchangeable Notes due 2017, in whole or in part, for cash at a purchase price equal to 100% of the principal amount of the 3.00% Exchangeable Notes due 2017 plus accrued and unpaid interest.

        The 3.00% Exchangeable Notes due 2017 are exchangeable for cash and, if applicable, shares of common stock, par value $0.01 per share, of SL Green. If settled in stock, SL Green will deliver shares of its common stock to satisfy any exchange of the notes. The initial conversion price will be approximately $85.81 per share of common stock which represents approximately a 30% conversion premium over the last reported sale price of SL Green's common stock on October 5, 2010, which was $66.01 per share. As of March 31, 2011, SL Green OP was in compliance with all covenants under the indenture governing the 3.00% Exchangeable Notes due 2017.

  3.00% Exchangeable Senior Notes due 2027

        As of March 31, 2011, SL Green OP had $123.9 million aggregate principal amount of its 3.00% senior unsecured notes due 2027 outstanding under the indenture, dated as of March 26, 2007, by and among, SL Green, SL Green OP and The Bank of New York, as trustee (the "3.00% Exchangeable Notes due 2027"). These notes are SL Green OP's unsecured obligations and rank equally with all of SL Green OP's other unsecured senior debt. The 3.00% Exchangeable Notes due 2027 are structurally subordinated to all existing debt of SL Green's subsidiaries (other than SL Green OP and ROP), including their respective guaranties under the Credit Facility. The 3.00% Exchangeable Notes due 2017 are effectively junior to all of SL Green OP's and ROP's existing and future secured debt.

        The 3.00% Exchangeable Notes due 2027 will mature on March 30, 2027. Interest on the 3.00% Exchangeable Notes due 2027 is payable in arrears semi-annually on March 30 and September 30 of each year. SL Green OP can redeem the 3.00% Exchangeable Notes due 2027 in whole or in part at any time, to the extent necessary to preserve the qualification of SL Green as a REIT or at any time on or after April 15, 2012, in each case for cash equal to 100% of the principal amount of the 3.00% Exchangeable Notes due 2027 to be redeemed plus accrued and unpaid interest (including additional interest), if any. Holders may require SL Green OP to repurchase their 3.00% Exchangeable Notes due

2027 in whole or in part on March 30, 2012, March 30, 2017 and March 30, 2022. In addition, holders may require SL Green OP to repurchase their 3.00% Exchangeable Notes due 2027 upon the occurrence of certain designated events set forth in the indenture governing the 3.00% Exchangeable Notes due 2027.

        Holders of the 3.00% Exchangeable Notes due 2027 may exchange their 3.00% Exchangeable Notes due 2027 into cash, and in certain circumstances, shares of SL Green common stock prior to the close of business on the second business day immediately preceding the maturity date beginning on the 22nd scheduled trading day prior to the maturity date, and also under any of the following circumstances:

  •
  if the closing sale price per share of SL Green common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the exchange price per share in effect on the applicable trading day;

  •
  during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the 3.00% Exchangeable Notes due 2027 was less than 98% of the product of the closing sale price per share of SL Green common stock multiplied by the applicable exchange rate;

  •
  at any time prior to the close of business on the second business day prior to the redemption date if the 3.00% Exchangeable Notes due 2027 have been called for redemption, unless SL Green OP fails to pay the redemption price;

  •
  if SL Green distributes to all holders of its common stock (a) any rights, warrants or options entitling them for a period of not more than 45 days after the issuance thereof to subscribe to purchase SL Green common stock at an exercise price per share less than the closing sale price of SL Green common stock on the business day immediately preceding the time of announcement of such issuance or (b) assets, debt securities or certain rights to purchase SL Green OP's or SL Green's securities, which distribution has a per share value exceeding 15% of the average of the closing sale price of SL Green common stock for the five consecutive trading days ending on the date immediately preceding the declaration date of such distribution;

  •
  if SL Green is a party to a share exchange or tender offer or other similar transaction pursuant to which all of the outstanding shares of SL Green common stock would be exchanged for or constitute solely the right to receive cash, securities or other property;

  •
  upon the occurrence of designated events set forth in the indenture governing the 3.00% Exchangeable Notes due 2027; or

  •
  if SL Green common stock is not listed on a U.S. national or regional securities exchange for 30 consecutive trading days.

        In these circumstances, holders can exchange their 3.00% Exchangeable Notes due 2027 for cash and, if applicable, shares of SL Green common stock. The initial exchange rate for each $1,000 principal amount of the 3.00% Exchangeable Notes due 2027 is 5.7703 shares of SL Green common stock, payable in cash and, if applicable, shares of SL Green common stock. The exchange rate is subject to adjustments. As of March 31, 2011, SL Green OP was in compliance with all covenants under the indenture governing the 3.00% Exchangeable Notes due 2027.

  Junior Subordinated Deferrable Interest Debentures due 2035

        SL Green OP currently has $100.0 million aggregate principal amount of its junior subordinated deferrable interest debentures due 2035 (the "Junior Subordinated Debentures") outstanding. The Junior Subordinated Debentures mature in July 2035. The Junior Subordinated Debentures bear interest at a fixed rate of 5.61% for the period from June 2005 to July 2015 and thereafter, the interest rate will float at three month LIBOR plus 1.25%. The Junior Subordinated Debentures are redeemable, at the option of SL Green OP, in whole or in part, with no prepayment premium any time.

Mortgage Financing

        As of March 31, 2011, our total mortgage debt (excluding our share of joint venture debt of approximately $1.7 billion) consisted of approximately $3.0 billion of fixed rate debt, including hedged variable rate debt, with an effective weighted average interest rate of approximately 5.97% and $432.7 million of variable rate debt with an effective weighted average interest rate of approximately 2.04%.

DESCRIPTION OF THE NOTES

        The notes will be issued under an indenture (the "base indenture"), to be entered into upon the closing of this offering, between us and The Bank of New York Mellon, as trustee (the "Trustee"), as supplemented by a supplemental indenture (the "supplemental indenture," and together with the base indenture, the "Indenture") to be entered into by us and the Trustee. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, or the Trust Indenture Act. The form of base indenture has been filed as Exhibit 4.23 to the registration statement (No. 333-163914) of which this prospectus supplement and the accompanying prospectus form a part, and the supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K to be filed by SL Green, SL Green OP and ROP with the SEC within four business days of the closing of this offering, which will be automatically incorporated by reference into such registration statement. You can find definitions of certain capitalized terms relating to the notes as used in the Indenture in this section.

        The following description of the terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the explanation set forth in the accompanying prospectus, which describes certain general terms and provisions of the debt securities that may be issued under the Indenture from time to time. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and in the section entitled "Description of Debt Securities" beginning on page 22 of the accompanying prospectus, the terms contained in this prospectus supplement will control with respect to the notes.

        As used in this section, references to the Operating Partnership and ROP, refer only to Reckson Operating Partnership, L.P. and references to "we," "us," and the "co-obligors" refer to SL Green, SL Green OP and ROP. Capitalized terms not otherwise defined herein shall have the meanings given to them in the notes or the Indenture, as applicable.

General

        The notes will be direct, unsecured senior obligations and will rank equally with each other and with all of our other existing and future unsecured senior indebtedness. However, the notes will be effectively junior to our mortgages and other secured indebtedness (to the extent of the collateral securing the same) and structurally subordinated to all liabilities, whether secured or unsecured, and preferred interests of our subsidiaries. As of March 31, 2011, SL Green and its consolidated subsidiaries, including SL Green OP and ROP, had outstanding approximately $1.5 billion of unsecured senior indebtedness (including certain indebtedness under the Credit Facility secured by mortgages granted by subsidiaries of SL Green other than ROP) and approximately $3.4 billion of secured indebtedness (including SL Green OP's share of consolidated joint venture secured indebtedness of approximately $111.7 million and excluding any indebtedness under the Credit Facility secured by mortgages as described above). As of March 31, 2011, SL Green's unconsolidated joint ventures had no unsecured indebtedness outstanding and approximately $3.9 billion of secured indebtedness (including SL Green OP's share of approximately $1.7 billion).

        As of March 31, 2011, the Operating Partnership and its consolidated subsidiaries had outstanding approximately $624.0 million of unsecured senior indebtedness (including any indebtedness under the Credit Facility secured by mortgages as described above) and approximately $219.1 million of consolidated joint venture secured indebtedness (including the Operating Partnership's share of consolidated joint venture secured indebtedness of approximately $111.7 million). As of March 31, 2011, the Operating Partnership's unconsolidated joint ventures had no unsecured indebtedness outstanding and approximately $315.0 million of secured indebtedness (including the Operating Partnership's share of unconsolidated joint venture secured indebtedness of approximately $94.5 million). In addition, the Operating Partnership and certain of its subsidiaries provide a senior guaranty of SL Green OP's obligations under its Credit Facility. The Operating Partnership and its subsidiaries' respective obligations to guarantee amounts payable under the Credit Facility are limited by the Allocable Guaranty Limitation, as defined in the guaranty agreement under the Credit Facility. The Operating Partnership's guaranty ranks pari passu in right of payment with the Operating Partnership's other unsecured senior indebtedness. As of March 31, 2011, the maximum amount of the Operating Partnership's guaranty obligation was approximately $359.8 million. The Operating Partnership and its subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described in this prospectus supplement under "—Certain Covenants—Limitations on Incurrence of Debt." None of SL Green, SL Green OP, their subsidiaries (other than the Operating Partnership and its subsidiaries) nor the Operating Partnership's unconsolidated joint ventures are subject to those limitations.

        The notes will initially be limited to the aggregate principal amount of $             million and will mature on            , 20        , unless we exercise our option to redeem the notes prior to that date.

        We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture.

        The Indenture does not limit SL Green's or SL Green OP's (or their subsidiaries, other than the Operating Partnership and its subsidiaries) ability to incur additional indebtedness, including secured indebtedness. In addition, the Operating Partnership and its subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described in this prospectus supplement applicable to the Operating Partnership and its subsidiaries under "—Certain Covenants—Limitations on Incurrence of Debt." ROP's unconsolidated joint ventures are not subject to those limitations.

Payment of Interest

        Interest on the notes will accrue at the rate of        % per year from            , 2011, or the most recent interest payment date to which interest has been paid or provided for, and will be payable in U.S. dollars semi-annually in arrears on        and        of each year, beginning on             , 2012. The interest so payable will be paid to the holder in whose name the note is registered at the close of business on the        or        (whether or not a business day in The City of New York) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity

        The notes will mature on            , 20        , and will be paid in U.S. dollars against presentation and surrender thereof at the corporate trust office of the Trustee. However, we may redeem the notes at our option prior to that date. See "—Optional Redemption." The notes will not be entitled to the benefit of, and are not subject to, any sinking fund.

Optional Redemption

        We may redeem the notes prior to maturity at any time, in whole or in part from time to time, at our option at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed, (ii) unpaid interest accrued thereon to the redemption date and (iii) the Make-Whole Amount (as defined below), if any, with respect to such notes. If the notes are redeemed on or after            (         days prior to the maturity date of the notes), the redemption price for the notes will equal 100% of the principal amount of the notes, plus unpaid accrued interest thereon to the redemption date. We will, however, pay any interest installment due on an interest payment date which occurs on or prior to a redemption date to holders as of the close of business on the record date immediately preceding such interest payment date. If notice has been given as provided in the Indenture and funds for the redemption of any notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of such notes will be to receive payment of the redemption price.

        Notice of any optional redemption of notes (or any portion thereof) will be given to holders at their addresses, as shown in the Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price, the redemption date and, in the case of a partial redemption, the principal amount of the notes held by such holder to be redeemed. If less than all of the notes are to be redeemed by us, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed.

        As used herein:

        "Make-Whole Amount" means, in connection with any optional redemption, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third business day in The City of New York preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of such redemption over (ii) the aggregate principal amount of the notes being redeemed.

        "Reinvestment Rate" means        % plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Statistical Release" means the statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by us.

Denominations, Interest, Registration and Transfer

        The notes shall be issuable in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The principal of (and premium, if any) and interest on the notes will be payable at the corporate trust office of the Trustee provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable Register or by wire transfer of funds to the person at an account designated by such person.

        Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a note ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Record Date and may either be paid to the person in whose name the note is registered at the close of business on a special record date (the "Special Record Date") for the payment of the Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of the note not less than 10 days prior to the Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

        Subject to certain limitations imposed upon notes issued in book-entry form, the notes will be exchangeable for other notes of the same series for a like aggregate principal amount of different authorized denominations upon surrender of the notes at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon notes issued in book-entry form, the notes may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every note surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any notes, but the Trustee or the co-obligors may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Neither the co-obligors nor the Trustee shall be required to:

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  register, transfer or exchange any note if the note may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the notes to be redeemed; or

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  register, transfer or exchange any note so selected for redemption in whole or in part, except, in the case of any note to be redeemed in part, the portion thereof not to be redeemed.

Certain Covenants

        Limitations on Incurrence of Debt.    The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below), other than Permitted Debt (as defined below), if, immediately after giving effect to the incurrence of additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, determined in accordance with GAAP (as defined below), is greater than 60% of the sum of:

        (1)   the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the incurrence of such additional Indebtedness or, if the Operating Partnership is not then subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of its most recent calendar quarter; and

        (2)   any increase in the Total Assets since the end of the quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of additional Indebtedness (the Total Assets adjusted by this increase are referred to as the "Adjusted Total Assets").

        The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Debt, if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that:

  •
  the Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of the period,

  •
  the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retained at the beginning of the period (except that, in making the computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness under the credit facility during the period),

  •
  any income earned as a result of any increase in Adjusted Total Assets since the end of the four-quarter period had been earned, on an annualized basis, for the period, and

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  in the case of an acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation of Consolidated Income Available for Debt Service to the Annual Service Charge.

        The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Lien (as defined below) of any kind upon any of the property of the Operating Partnership or any of its Subsidiaries (the "Secured Debt") if, immediately after giving effect to the incurrence of the additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, is greater than 40% of the Adjusted Total Assets.

        Maintenance of Total Unencumbered Assets.    The Operating Partnership will maintain Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

        Existence.    Except as permitted under "—Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, all material rights (charter and statutory) and material franchises; provided, however, that the Operating Partnership shall not be required to preserve any such right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

        Maintenance of Properties.    The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Operating Partnership or any of its Subsidiaries shall not be prevented from, among other things, selling or otherwise disposing for value any of its properties in the ordinary course of business.

        Insurance.    The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its material properties insured against loss or damage with insurers of recognized responsibility, in commercially reasonable amounts and types.

        Payment of Taxes and Other Claims.    The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any of its Significant Subsidiaries or upon the income, profits or property of the Operating Partnership or any of its Significant Subsidiaries, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any of its Significant Subsidiaries; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    Whether or not SL Green or the Operating Partnership is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, SL Green and the Operating Partnership must, and solely to the extent that SL Green OP is subject to the requirements of Section 13 or 15(d) of the Exchange Act, SL Green OP will, provide the Trustee and holders within 15 days after filing, or in the event no such filing is required, within 15 days after the end of the time periods specified in those sections with all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if SL Green, SL Green OP (if applicable) or the Operating Partnership were required to file such forms; provided that, the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the SEC's EDGAR system or on SL Green's, SL Green OP's or the Operating Partnership's web site within the applicable time period.

        In addition, whether or not required by the SEC, SL Green and the Operating Partnership will, and SL Green OP will, solely to the extent that SL Green OP is subject to the requirements of Section 13 or 15(d) of the Exchange Act, file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations.

Defined Terms

        As used herein:

        "Annual Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Indebtedness.

        "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries (1) plus amounts which have been deducted for (a) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for the period, (f) amortization of deferred charges, and (g) provisions for or realized losses on properties and (2) less amounts which have been included for gains on properties.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

        "Indebtedness" means any indebtedness, whether or not contingent, in respect of (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable or (4) any lease of property as lessee which would be reflected on a balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any items (other than letters of credit) would appear as a liability on a balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

        "Lien" means, with respect to any person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of the person. A "Capital Lease" is a lease to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Permitted Debt" means Indebtedness of the Operating Partnership or any Subsidiary owing to any Subsidiary or the Operating Partnership; provided that any Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the notes; provided further that any disposition, pledge or transfer of any Indebtedness to a person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of Indebtedness by the Operating Partnership or a Subsidiary, as the case may be, and not Permitted Debt.

        "Significant Subsidiary" when used with respect to a person, shall mean a "significant subsidiary" of such person as defined in Article 1, Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act.

        "Subsidiary" means any entity of which at the time of determination the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

        "Total Assets" as of any date means the sum of (1) the Undepreciated Real Estate Assets, (2) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (3) the cost of any property of the Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or Subsidiary, as the case may be, has a firm, non-contingent purchase obligation.

        "Total Unencumbered Assets" means the sum of (1) those Undepreciated Real Estate Assets not subject to a Lien on a consolidated basis, (2) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each such Subsidiary, which are not subject to a Lien determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (3) the cost of any property of the Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or Subsidiary, as the case may be, has a firm, non-contingent purchase obligation and which is not subject to a Lien; provided, however, that, all investments in any person that is not consolidated with the Operating Partnership for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets.

        "Undepreciated Real Estate Assets" means as of any date the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

        "Unsecured Debt" means Indebtedness of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

        "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees, provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock whether or not such event shall have happened.

        Except with respect to the covenants described above under "—Certain Covenants—Limitation on Incurrence of Debt" and "—Certain Covenants—Maintenance of Total Unencumbered Assets" with respect to the Operating Partnership and its subsidiaries and below under "—Merger, Consolidation or Sale" with respect to co-obligors, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the notes protection in the case of any of the following events:

  •
  a highly leveraged or similar transaction involving the Operating Partnership, the management of Operating Partnership or any affiliate of any these parties;

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  a change in control; or

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  a reorganization, restructuring, merger or similar transaction involving the co-obligors that may adversely affect the holders of the notes.

        The indenture does not limit SL Green's or SL Green OP's (or their subsidiaries, other than the Operating Partnership and its subsidiaries) ability to incur additional indebtedness, including secured indebtedness. In addition, the Operating Partnership and its subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described in this prospectus supplement applicable to the Operating Partnership and its subsidiaries under "—Certain Covenants—Limitations on Incurrence of Debt."

        In addition, subject to the covenants referred to above, the co-obligors may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the co-obligors, that would increase the amount of the co-obligors' indebtedness or substantially reduce or eliminate the co-obligors' assets, which may have an adverse effect on the co-obligors' ability to service its indebtedness, including the notes. In addition, restrictions on ownership and transfers of SL Green's common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change in control.

Merger, Consolidation or Sale

        Any co-obligor may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are met:

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  any co-obligor, as the case may be, shall be the continuing entity, or the successor entity (if other than co-obligors) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the notes and the performance and observance of all of the covenants and obligations contained in the Indenture;

  •
  immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

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  an officer's certificate and legal opinion covering these conditions shall be delivered to the Trustee.

        In addition, a co-obligor or a subsidiary of the co-obligors may directly assume the due and punctual payment of the principal of, any premium and interest on all the notes and the performance of every covenant of the Indenture on the part of the co-obligors to be performed or observed. Upon any assumption, such co-obligor or subsidiary shall succeed to, and be substituted for and may exercise every right and power of the Operating Partnership or the other co-obligor under the Indenture with the same effect as if such co-obligor or subsidiary had been the issuer of the notes and the Operating Partnership or the other co-obligor shall be released from all obligations and covenants with respect to the notes. No assumption shall be permitted unless the co-obligors have delivered to the Trustee (1) an officers' certificate and an opinion of counsel, each stating, among other things, that all obligations and covenants of the Operating Partnership or the other co-obligor in the Indenture remain in full force and effect and (2) an opinion of counsel that the beneficial owners of the notes shall have no materially adverse U.S. federal tax consequences as a result of the assumption, and that, if any notes are then listed on the NYSE, that the notes shall not be delisted as a result of the assumption. Accordingly, any of the original co-obligors can become no longer subject to the Indenture and the covenants therein, if applicable, if the party assuming the obligations is able to satisfy the covenants applicable to the obligor whose obligations have been assumed.

Events of Default, Notice and Waiver

        The Indenture provides that the following events are "Events of Default" with respect to the notes:

          (a)   default for 30 days in the payment of any installment of interest;

          (b)   default in the payment of the principal (or premium, if any) at maturity;

          (c)   default in the performance, or breach, of any other covenant or warranty of the co-obligors contained in the Indenture, the default having continued for 60 days after written notice as provided in the Indenture;

          (d)   the co-obligors, any Subsidiary in which the Operating Partnership has invested at least $50,000,000 in capital or any entity in which the Operating Partnership is the general partner shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any recourse Indebtedness that is outstanding in a principal or notional amount of at least $50,000,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of the Operating Partnership and its consolidated Subsidiaries, taken as a whole, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and the failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in the agreement or instrument, if the effect of the event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder or holders thereof (or a trustee or agent on behalf of the holders) to cause such Indebtedness to mature prior to its stated maturity; or

          (e)   certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the co-obligors or any Significant Subsidiary of any co-obligor or any substantial part of their respective property.

        If an Event of Default under the Indenture occurs and is continuing (other than an Event of Default specified in subsection (e) above, which shall result in an automatic acceleration), then in every case the Trustee or the holders of 25% or more in principal amount of the outstanding notes may declare the principal amount (or, if the notes are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms thereof) of all of the notes, to be due and payable immediately by written notice thereof to the co-obligors (and to the Trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled, if:

          (a)   the co-obligors shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the notes, plus certain fees, expenses, disbursements and advances of the Trustee, and

          (b)   all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the notes have been cured or waived as provided in the Indenture.

        The Indenture also provides that the holders of a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any Note.

        The Trustee will be required to give notice to the holders of notes within 90 days of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any notes of any default with respect to the notes (except a default in the payment of the principal of (or premium, if any) or interest on any Note) if specified responsible officers of the Trustee consider the withholding to be in the best interest of the holders.

        The Indenture provides that no holder of notes may institute any action, suit or proceeding at law or in equity for the execution of any trust under the Indenture or for the appointment of a receiver or for any other remedy thereunder, unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the notes, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have requested the Trustee to institute such action and offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request. This provision will not prevent, however, any holder of notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the notes at the respective due dates thereof.

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of any notes then outstanding under the Indenture, unless the holders shall have offered to the Trustee thereunder security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such order, request or direction. The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction if the Trustee being advised by counsel determines that the action so directed may not lawfully be taken or would be unduly prejudicial to holders not joining in such direction or would involve the Trustee in personal liability.

        Within 120 days after the close of each fiscal year, the co-obligors must deliver a certificate of an officer certifying to the Trustee whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

Modification of the Indenture

        Modifications and amendments of the Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes which are affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each note affected thereby:

  •
  extend the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the Stated Maturity of, or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on such note is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof, change the redemption provision or adversely affect the right or repayment at the option of any holder or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); or

  •
  reduce the above-stated percentage of outstanding notes necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or

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  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the note.

        In addition, the co-obligors may not modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee with respect to the notes under the Indenture.

        In addition to the co-obligors' obligations to pay the principal of, and premium (if any) and interest on, the notes, the Indenture contains several other affirmative and negative covenants as described above under "—Certain Covenants." None of the co-obligors or the Trustee may waive compliance with the other covenants unless the holders of not less than a majority in principal amount of outstanding notes consent to the waiver.

        Modifications and amendments of the Indenture will be permitted to be made by the co-obligors and the Trustee without the consent of any holder of the notes for any of the following purposes:

  •
  to evidence the succession of another person to one or more of the co-obligors under the Indenture;

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  to add to the covenants and agreements of the co-obligors, and to add Events of Default, in each case for the protection or benefit of the holders of the notes, or to surrender any right or power conferred upon the co-obligors in the Indenture;

  •
  to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the notes, provided that this action shall not adversely affect the interests of the holders of the notes in any material respect;

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  to evidence and provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

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  to secure the notes;

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  to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be mistaken, defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture;

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  to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

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  to make any change in the notes that does not adversely affect in any material respect the rights of the holders of such notes;

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  to provide for uncertificated securities in addition to certificated securities;

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  to permit or facilitate the issuance of notes in uncertificated form, provided that this action shall not adversely affect the interests of the holders of the notes in any material respect;

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  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes, provided that the action shall not adversely affect the interests of the holders of the notes in any material respect; or

  •
  to effect the assumption by a subsidiary or a co-obligor pursuant to the Indenture.

        In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of notes, the Indenture provides that:

  •
  the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof; and

  •
  notes owned by the co-obligors or any other obligor upon the notes or any affiliate of the co-obligors or of the other obligor shall be disregarded.

        The Indenture contains provisions for convening meetings of the holders of notes. A meeting may be called at any time by the Trustee, and also, upon request, by the co-obligors or the holders of at least 10% in aggregate principal amount of the outstanding notes, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the Indenture will be binding on all holders of notes. At any meeting called in accordance with the Indenture, the presence of persons holding or representing notes in an aggregate principal amount sufficient to take action upon the business for the transaction of which such meeting was called shall be necessary to constitute a quorum.

Discharge, Defeasance and Covenant Defeasance

        The co-obligors may discharge certain obligations to holders of any notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the notes in respect of principal (and premium, if any) and interest to the date of the deposit (if the notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

        The Indenture provides that the co-obligors may elect either (a) to defease and discharge themselves from any and all obligations with respect to the notes (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the notes and the obligations to register the transfer or exchange of notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust) ("defeasance") or (b) to release themselves from their obligations with respect to the notes under certain sections of the Indenture (including the restrictions described under "—Certain Covenants") and, if provided pursuant to the Indenture, their obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an Event of Default with respect to the notes ("covenant defeasance"), in either case upon the irrevocable deposit by the co-obligors with the Trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which the notes are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the notes on the scheduled due dates therefor.

        A trust will only be permitted to be established if, among other things, the co-obligors have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service, or the IRS, or a change in applicable U.S. federal income tax law.

        "Government Obligations" means securities which are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

Governing Law

        The Indenture and the notes shall be governed by the laws of the State of New York.

Book-Entry System

        The notes will be issued in the form of one or more fully-registered global notes in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee, Cede & Co. Except as set forth below, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global note for all purposes under the Indenture and the beneficial owners of such notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        If with respect to the notes (i) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by us within 90 days, (ii) an Event of Default under the Indenture has occurred and is continuing or (iii) the co-obligors, in their sole discretion, determine at any time that such notes shall no longer be represented by a global note, the co-obligors will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have such notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither the co-obligors nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

        None of the co-obligors or the underwriters or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-Day Settlement and Payment

        Settlement for the notes will be made in immediately available funds. We will make all payments of principal, premium, if any, and interest in respect of the notes in immediately available funds while the notes are held in book-entry only form.

UNDERWRITING

        SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as co-obligors, intend to offer the notes through Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name:

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Morgan Stanley & Co. LLC	$
Goldman, Sachs & Co.	$
J.P. Morgan Securities LLC	$

Total	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes offered by this prospectus supplement, if any of the notes are purchased. The underwriters reserve the right to reject an order for the purchase of the notes in whole or in part.

        We have agreed in the underwriting agreement to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act. If we cannot indemnify the underwriters, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters propose to offer the notes directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to certain dealers at that price less a concession not to exceed        % of the principal amount of the notes. The underwriters may allow, and those dealers may reallow, a concession not to exceed        % of the principal amount of the notes on sales to other dealers. After the public offering of the notes, the public offering price and other selling terms may change.

        In connection with the offering, we expect to incur expenses, excluding the underwriting discount, of approximately $500,000.

        The notes are a new issue of securities for which there currently is no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes after completion of the offering and as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. However, we cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

        In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        Certain of the underwriters and their affiliates have from time to time provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services for us for which they have received or will receive customary fees and expenses.

        Certain affiliates of the underwriters are lenders and/or agents under our senior revolving credit facility. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, those affiliates will receive their proportionate share of any amount of the revolving credit facility that is repaid with the net proceeds from this offering.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

        This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither the Company nor the underwriters have authorised, nor do they authorise, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 ("FSMA") received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Ballard Spahr LLP, Baltimore, Maryland, will pass upon certain matters of Maryland law for SL Green Realty Corp. with respect to the notes offered hereby. Certain tax matters will be passed upon for us by Greenberg Traurig, LLP, New York, New York.

EXPERTS

        The consolidated financial statements of SL Green Realty Corp. (including schedule appearing therein), the consolidated financial statements of Rock-Green, Inc. and the consolidated financial statements of 1515 Broadway Realty Corp., each appearing in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of SL Green Operating Partnership, L.P. (including schedule appearing therein), the consolidated financial statements of Rock-Green, Inc. and the consolidated financial statements of 1515 Broadway Realty Corp., each appearing in SL Green Operating Partnership, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Reckson Operating Partnership, L.P. (including schedule appearing therein) appearing in Reckson Operating Partnership, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        Each of SL Green, SL Green OP and ROP are subject to the reporting requirements of the Exchange Act, and in accordance therewith, file annual, quarterly and current reports and other information with the SEC. In addition, SL Green files proxy statements with the SEC. Copies of these reports and other information may be inspected without charge at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, with respect to the securities registered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities registered hereby, reference is made to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement or any document that we file in the future with the SEC. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this prospectus supplement from their respective filing dates. These documents contain important information about us, our business and our finances.

SL Green Realty Corp.

Document	Period
SL Green Realty Corp.'s Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2010
SL Green Realty Corp.'s Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2011
Filed
SL Green Realty Corp.'s Current Reports on Forms 8-K and 8-K/A (File No. 1-13199)	January 7, 2011
January 13, 2011
February 10, 2011
February 10, 2011
February 16, 2011
April 13, 2011
April 15, 2011
April 29, 2011
June 16, 2011
July 14, 2011
July 19, 2011
July 27, 2011
July 27, 2011
Filed
SL Green Realty Corp.'s Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 29, 2011

SL Green Operating Partnership, L.P.

Document	Period
SL Green Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 333-167793-02)	Year ended December 31, 2010
SL Green Operating Partnership, L.P.'s Quarterly Report on Form 10-Q (File No. 333-167793-02)	Quarter ended March 31, 2011
Filed
SL Green Operating Partnership, L.P.'s Current Reports on Form 8-K (File No. 333-167793-02)	July 14, 2011

Reckson Operating Partnership, L.P.

Document	Period
Reckson Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2010
Reckson Operating Partnership, L.P.'s Quarterly Report on Form 10-Q (File No. 033-84580)	Quarter ended March 31, 2011

PROSPECTUS

Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Depositary Shares Representing Preferred Stock and Warrants

         SL Green Realty Corp. may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

  •
  shares of common stock, par value $.01 per share;

  •
  shares of preferred stock, par value $.01 per share;

  •
  depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

  •
  warrants to purchase shares of common stock, preferred stock or depositary shares;

  •
  debt securities, including as a co-obligor of debt securities co-issued by Reckson Operating Partnership and/or SL Green Operating Partnership; or

  •
  guarantees of debt securities.

         Reckson Operating Partnership, L.P., or Reckson Operating Partnership, may from time to time offer, in one or more series:

  •
  debt securities, including as a co-obligor of debt securities co-issued by SL Green Realty Corp. and/or SL Green Operating Partnership; or

  •
  guarantees of debt securities.

         SL Green Operating Partnership, L.P., or SL Green Operating Partnership, may from time to time offer, in one or more series:

  •
  debt securities, including as a co-obligor of debt securities co-issued by Reckson Operating Partnership and/or SL Green Realty Corp.; or

  •
  guarantees of debt securities.

         In addition, selling stockholders to be named in a prospectus supplement may offer shares of SL Green Realty Corp.'s common stock from time to time. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

         We refer to the common stock, preferred stock, guarantees, depositary shares, warrants and debt securities collectively as the "securities" in this prospectus.

         This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.

         These securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents, dealers or underwriters involved in the sale of the securities. See "Plan of Distribution" beginning on page 50 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

         SL Green Realty Corp.'s common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "SLG." On June 16, 2011 the closing sale price of SL Green Realty Corp.'s common stock on the NYSE was $81.13 per share. SL Green Realty Corp.'s 7.625% Series C cumulative redeemable preferred stock, liquidation preference $25.00 per share, is listed on the NYSE under the symbol "SLGPrC." On June 16, 2011, the closing sale price of SL Green Realty Corp.'s 7.625% Series C cumulative redeemable preferred stock on the NYSE was $25.29 per share. SL Green Realty Corp.'s 7.875% Series D cumulative redeemable preferred stock, liquidation preference $25.00 per share, is listed on the NYSE under the symbol "SLGPrD." On June 16, 2011, the closing sale price of SL Green Realty Corp.'s 7.875% Series D cumulative redeemable preferred stock on the NYSE was $25.64 per share.

         See "Risk Factors" on page 3 of this prospectus for a description of risk factors that should be considered by purchasers of the securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, in accordance with General Instruction I.D. of Form S-3, using a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf process, we and/or the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. Each time we and/or the selling stockholders sell securities, we and/or the selling stockholders will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information; Incorporation by Reference" below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        As used in this prospectus, unless otherwise stated or the context otherwise requires, the terms "we," "us," "our" and "our company" refer to SL Green Realty Corp., all entities owned or controlled by SL Green Realty Corp., including SL Green Operating Partnership and Reckson Operating Partnership. In addition, the term "properties" means those which we directly own by holding fee title, leasehold or otherwise or indirectly own, in whole or in part, by holding interests in entities that own such properties.

ii

INFORMATION ABOUT SL GREEN REALTY CORP.

        We are a self-managed real estate investment trust, or REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We were formed in June 1997 for the purpose of continuing the commercial real estate business of S.L. Green Properties, Inc., our predecessor entity. S.L. Green Properties, Inc., which was founded in 1980 by Stephen L. Green, our Chairman, had been engaged in the business of owning, managing, leasing, acquiring and repositioning office properties in Manhattan. We began trading on the NYSE on August 15, 1997 under the symbol "SLG."

        As of March 31, 2011, we (inclusive of Reckson Operating Partnership) owned the following interests in commercial office properties in the New York Metropolitan area, primarily in midtown Manhattan. Our investments in the New York Metropolitan area also include investments in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, which are collectively known as the Suburban assets:

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy(1)
Manhattan	Consolidated properties	23	15,601,945	92.0%
	Unconsolidated properties	7	6,722,515	96.4%
Suburban	Consolidated properties	25	3,863,000	80.7%
	Unconsolidated properties	6	2,941,700	93.7%

		61	29,129,160	91.7%

(1)
The weighted average occupancy represents the total leased square feet divided by total available rentable square feet.

        As of March 31, 2011, our Manhattan properties (inclusive of Reckson Operating Partnership) were comprised of: fee ownership (23 properties), including ownership in condominium units, and leasehold ownership (seven properties). As of March 31, 2011, our Suburban properties (inclusive of Reckson Operating Partnership) were comprised of fee ownership (30 properties) and leasehold ownership (one property). We refer to our Manhattan and Suburban office properties collectively as our portfolio.

        As of March 31, 2011, we (inclusive of Reckson Operating Partnership) also owned investments in nine retail properties encompassing approximately 334,782 square feet, six development properties encompassing approximately 1,277,521 square feet and three land interests. In addition, as of March 31, 2011, we managed four office properties owned by third parties and affiliated companies encompassing approximately 1.3 million rentable square feet. As of March 31, 2011, we held approximately $579.3 million of debt and preferred equity investments.

        Our principal corporate offices are located in midtown Manhattan at 420 Lexington Avenue, New York, New York 10170. As of December 31, 2010, our corporate staff consisted of approximately 250 persons, including 190 professionals experienced in all aspects of commercial real estate. We can be contacted at (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be, a part of this prospectus.

 INFORMATION ABOUT SL GREEN OPERATING PARTNERSHIP, L.P.

        Substantially all of our assets (including Reckson Operating Partnership) are held by, and our operations are conducted through, our operating partnership, SL Green Operating Partnership. SL Green Realty Corp. is the sole general partner of SL Green Operating Partnership. As of March 31, 2011, SL Green Realty Corp. owned approximately 97.7% of the economic interests in SL Green Operating Partnership and minority investors held, in the aggregate, an approximately 2.3% limited partnership interest in SL Green Operating Partnership.

INFORMATION ABOUT RECKSON OPERATING PARTNERSHIP, L.P.

        Reckson Operating Partnership is engaged in the ownership, management and operation of commercial real estate properties, principally office properties, and also owns land for future development located in the New York Metropolitan area.

        Reckson Operating Partnership commenced operations on June 2, 1995. Wyoming Acquisition GP LLC, or WAGP, a wholly-owned subsidiary of SL Green Operating Partnership, is the sole general partner of Reckson Operating Partnership. The sole limited partner of Reckson Operating Partnership is SL Green Operating Partnership.

        On January 25, 2007, SL Green Realty Corp. completed the acquisition of all of the outstanding shares of common stock of Reckson Associates Realty Corp., or RARC, which preceded WAGP as the sole general partner of Reckson Operating Partnership until November 15, 2007.

        As of March 31, 2011, Reckson Operating Partnership owned the following interests in commercial office properties in the New York Metropolitan area, primarily in midtown Manhattan. Reckson Operating Partnership's investments in the New York Metropolitan area also include investments in Queens, Westchester County and Connecticut, which are collectively known as Reckson Operating Partnership's Suburban assets. The interests of Reckson Operating Partnership in these properties are included in the table of our properties in "Information About SL Green Realty Corp." above.

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy(1)
Manhattan	Consolidated properties	4	3,770,000	94.6%
Suburban	Consolidated properties	16	2,642,100	82.5%
	Unconsolidated properties	1	1,402,000	100.0%

		21	7,814,100	91.5%

(1)
The weighted average occupancy represents the total leased square feet divided by total available rentable square fee.

        As of March 31, 2011, Reckson Operating Partnership's inventory of development parcels aggregated approximately 81 acres of land in four separate parcels on which it can, based on estimates at March 31, 2011, develop approximately 1.1 million square feet of office space and in which it had invested approximately $66.4 million. In addition, as of March 31, 2011, Reckson Operating Partnership also held approximately $2.5 million of debt investments. At March 31, 2011, Reckson Operating Partnership also owned one development property encompassing approximately 36,800 square feet.

 RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks and uncertainties described under the heading "Risk Factors" included in (i) SL Green Realty Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, (ii) Reckson Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, (iii) SL Green Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and (iv) the other information contained in this document, in an applicable prospectus supplement or incorporated by reference herein or therein, before purchasing any of our securities. See "Where You Can Find More Information; Incorporation by Reference" in this prospectus. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors referred to above and the cautionary statements referred to in "Forward-Looking Statements May Prove Inaccurate" beginning on page 4 of this prospectus. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and in the documents incorporated herein by reference.

 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus and the documents incorporated herein by reference include certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated herein by reference that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

        Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

        Forward-looking statements contained in this prospectus and the documents incorporated herein by reference are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. These risks and uncertainties include:

  •
  the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metropolitan area real estate market in particular;

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  dependence upon certain geographic markets;

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  risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns;

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  risks relating to structured finance investments;

  •
  availability and creditworthiness of prospective tenants and borrowers;

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  bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

  •
  adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

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  availability of capital (debt and equity);

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  unanticipated increases in financing and other costs, including a rise in interest rates;

  •
  our or our subsidiaries' (including SL Green Operating Partnership and Reckson Operating Partnership) ability to comply with financial covenants in our debt instruments;

  •
  SL Green Realty Corp.'s ability to maintain its status as a REIT for federal income tax purposes, SL Green Operating Partnership's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of SL Green Realty Corp.'s subsidiaries to qualify as REITs and certain of SL Green Realty Corp.'s subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes and the ability of SL Green Realty Corp.'s subsidiaries (including SL Green Operating Partnership and Reckson Operating Partnership) to operate effectively within the limitations imposed by these rules;

  •
  risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

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  the continuing threat of terrorist attacks, in particular in the New York Metropolitan area and on our tenants;

  •
  our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and

  •
  legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

        Other factors and risks to our business, many of which are beyond our control, are described in our filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, we intend to contribute the net proceeds from the sale of the securities offered hereby (other than debt securities of Reckson Operating Partnership and SL Green Operating Partnership) to SL Green Operating Partnership, which would use such net proceeds for general corporate purposes and working capital, which may include the repayment of existing indebtedness, new investment opportunities, the development or acquisition of additional properties (including through the acquisition of individual properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Unless otherwise specified in the applicable prospectus supplement, Reckson Operating Partnership and SL Green Operating Partnership intend to use the net proceeds from the sale of debt securities offered hereby for general corporate purposes and working capital, which may include the repayment of existing indebtedness, new investment opportunities, the development or acquisition of additional properties (including through the acquisition of individual properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling stockholder. Further details relating to the use of the net proceeds from any particular offering of securities will be set forth in the applicable prospectus supplement.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The following table shows the ratios of earnings to fixed charges for SL Green Realty Corp., Reckson Operating Partnership and SL Green Operating Partnership, respectively:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Year Ended December 31,
			2010	2009	2008	2007	2006
SL Green Realty Corp.	3.17x	1.39x	3.61x	1.28x	2.67x	1.55x	2.14x
Reckson Operating Partnership	2.21x	2.08x	1.78x	1.58x	1.74x	1.36x	0.27x
SL Green Operating Partnership	3.17x	1.39x	3.61x	1.28x	2.67x	1.55x	2.14x

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For the purpose of calculating the ratios, the earnings have been calculated by adding fixed charges to income or loss from continuing operations before adjustment for non-controlling interests plus distributions from unconsolidated joint ventures, excluding gains or losses from sale of property, loss on equity investment and marketable securities and the cumulative effect of changes in accounting principles. Fixed charges consist of all interest, whether expensed or capitalized, including the amortization of debt issuance costs and rental expense deemed to represent interest expense. With respect to Reckson Operating Partnership, the above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2008 have been restated to exclude income from discontinued operations. Excluding the costs associated with SL Green Realty Corp.'s acquisition of all of the outstanding shares of common stock of RARC, the 2007 and 2006 ratios would have been 1.46x and 0.75x, respectively. For the year ended December 31, 2006, fixed charges of Reckson Operating Partnership exceeded earnings by $87.3 million.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS AND DISTRIBUTIONS

        The following table shows the ratios of earnings to combined fixed charges and preferred dividends and distributions for SL Green Realty Corp.:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Year Ended December 31,
			2010	2009	2008	2007	2006
SL Green Realty Corp.	2.93x	1.28x	3.27x	1.21x	2.54x	1.50x	1.88x

        The ratios of earnings to combined fixed charges and preferred dividends and distributions were computed by dividing earnings by fixed charges. For the purpose of calculating the ratios, the earnings have been calculated by adding fixed charges to income or loss from continuing operations before adjustment for noncontrolling interests plus distributions from unconsolidated joint ventures, excluding gains or losses from sale of property, loss on equity investment and marketable securities and the cumulative effect of changes in accounting principles. Fixed charges and preferred stock dividends for SL Green Realty Corp. consist of interest expense including the amortization of debt issuance costs, rental expense deemed to represent interest expense and preferred dividends paid on its 7.625% Series C and its 7.875% Series D cumulative redeemable preferred stock.

 DESCRIPTION OF COMMON STOCK

        The following description of the terms of SL Green Realty Corp.'s common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, SL Green Realty Corp.'s charter and bylaws, each as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law, or MGCL. The terms "we," "us" and "our" as such terms are used in the following description of common stock refer to SL Green Realty Corp. unless the context requires otherwise.

General

        Our charter provides that we may issue up to 160,000,000 shares of common stock, $.01 par value per share. Subject to the provisions of the charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. As of May 31, 2011, there were 83,859,934 shares of common stock outstanding. In addition, as of May 31, 2011, there were 1,237,237 shares of our common stock underlying options granted under our equity compensation plans and 3,490,827 shares of common stock reserved and available for future issuance under our equity compensation plans, 1,911,650 shares of our common stock issuable upon redemption of SL Green Operating Partnership's units of limited partnership interest, an aggregate of 732,470 and 4,020,510 shares of our common stock issuable upon exchange of SL Green Operating Partnership's outstanding 3.00% Exchangeable Senior Notes due 2027 and 3.00% Exchangeable Senior Notes due 2017, respectively, and an aggregate of 5,089 shares of our common stock issuable upon exchange of Reckson Operating Partnership's outstanding 4.00% Exchangeable Senior Debentures due 2025, in each case assuming full redemption or exchange, as the case may be, for shares of our common stock.

        All shares of common stock offered hereby have been duly authorized, and, when issued in exchange for the consideration therefor, will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

Provisions of Our Charter

        Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        Our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The use of a staggered board may delay or defer a change in control of our company or removal of incumbent management.

        Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than our common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast generally for the election of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

        On February 19, 2010, we adopted a policy on majority voting in the election of directors. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within ten business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation and, within 60 days following the date of the stockholders' meeting at which the election occurred, will make a recommendation to our board of directors concerning the acceptance or rejection of the resignation.

        Under the policy, our board of directors will take formal action on the recommendation no later than 90 days following the date of the stockholders' meeting. In considering the recommendation, our board of directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional factors, information and alternatives as the board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board of director's decision within four business days after the decision is made. Our board of directors also will provide, if applicable, its reason or reasons for rejecting the tendered resignation.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, not more than 50% in value of our outstanding common stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our board of directors has adopted, and the stockholders prior to the initial public offering approved, provisions in our charter restricting the ownership or acquisition of shares of our capital stock. See "Restrictions on Ownership of Capital Stock" beginning on page 29 of this prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is The Bank of New York Mellon.

DESCRIPTION OF PREFERRED STOCK

        The following description of the terms of SL Green Realty Corp.'s preferred stock is only a summary. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to SL Green Realty Corp.'s charter, which includes the articles supplementary relating to each series of preferred stock, and SL Green Realty Corp.'s bylaws, as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the MGCL. The terms "we," "us" and "our" as such terms are used in the following description of preferred stock refer to SL Green Realty Corp. unless the context requires otherwise.

General

        Our charter provides that we may issue up to 25,000,000 shares of preferred stock, $.01 par value per share. As of March 31, 2011 there were 15,700,000 shares of preferred stock outstanding, consisting of 11,700,000 shares of 7.625% Series C cumulative redeemable preferred stock and 4,000,000 shares of 7.875% Series D cumulative redeemable preferred stock. A description of our 7.625% Series C cumulative redeemable preferred stock and our 7.875% Series D cumulative redeemable preferred stock is set forth in our registration statements on Form 8-A and 8-A/A, respectively, filed with the SEC on December 10, 2003 and July 14, 2004, respectively, each of which is incorporated herein by reference.

        The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and any applicable articles supplementary designating terms of a series of preferred stock.

        The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Our board of directors could establish another series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

        Subject to the limitations prescribed by our charter, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board of directors. The preferred stock will, when issued in exchange for the consideration therefor, be fully paid and nonassessible by us and will have no preemptive rights.

        Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

  •
  The title and stated value of the preferred stock;

  •
  The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

  •
  The dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

  •
  The date from which dividends on the preferred stock shall accumulate, if applicable;

  •
  The procedures for any auction and remarketing, if any, for the preferred stock;

  •
  The provision for a sinking fund, if any, for the preferred stock;

  •
  The provision for redemption, if applicable, of the preferred stock;

  •
  Any listing of the preferred stock on any securities exchange;

  •
  The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

  •
  The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  •
  Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of our company as a REIT;

  •
  A discussion of federal income tax considerations applicable to the preferred stock; and

  •
  Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

          (a)   senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

          (b)   on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

          (c)   junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Dividends

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.

        Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on such series of preferred stock are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless:

  •
  if such series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods; or

  •
  if such series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of such series.

        When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon the preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series and the other series of preferred stock which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock, does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of the series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (a) if a series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

  •
  by conversion into or exchange for other of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation; or

  •
  redemptions for the purpose of preserving our status as a REIT.

Redemption

        If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

        The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of our company pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless (a) if a series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of such series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if a series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock ranking junior to, or on parity with, such series shall be redeemed unless all outstanding preferred stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series. In addition, unless (x) if a series of preferred stock has a cumulative dividend, full cumulative dividends on such series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (y) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock ranking junior to, or on parity with, such series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

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  the redemption date;

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  the number of shares and series of the preferred stock to be redeemed;

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  the redemption price;

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  the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

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  that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

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  the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

        If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aide by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock of such series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of our assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of such series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all such other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Voting Rights

        Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise indicated in the applicable prospectus supplement.

        Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if such series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if such series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors, to be elected by the holders of such series of preferred stock, voting together as a single class with the holders of all other classes of preferred stock ranking on a parity with the holders of such series and upon which like voting rights have been conferred.

        Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with such series voting separately as a class:

          (a)   authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized capital stock into such series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of such series of preferred stock; or

          (b)   amend, alter or repeal the provisions of the charter or the articles supplementary for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof;

        provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as such series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of such series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of such series of preferred stock or any other series of preferred stock in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Stockholder Liability

        Applicable Maryland law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations solely as a result of his or her status as a stockholder and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership

        As discussed below under "Restrictions on Ownership of Capital Stock," for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the federal income tax laws pertaining to REITs. The application of the Code restrictions on stock ownership is very complex. Therefore, the articles supplementary for each series of preferred stock may contain provisions restricting the ownership and transfer of such series of preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Transfer Agent and Registrar

        The transfer agent and registrar for the preferred stock is The Bank of New York Mellon.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the terms of the depositary shares is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement, SL Green Realty Corp.'s charter and the form of articles supplementary for the applicable series of preferred stock. The terms "we," "us" and "our" as such terms are used in the following description of depository shares refer to SL Green Realty Corp. unless the context requires otherwise.

General

        We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among our company, the depositary named therein and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

        In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the prospectus supplement.

Redemption

        If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

        Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

        The deposit agreement will be permitted to be terminated by our company upon not less than 30 days prior written notice to the applicable depositary if (a) such termination is necessary to preserve our status as a REIT or (b) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (x) all outstanding depositary shares thereunder shall have been redeemed, (y) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (z) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid.

Miscellaneous

        The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

        Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

        In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Restrictions on Ownership

        The deposit agreement or the designating articles supplementary for the series of preferred stock represented by such depositary shares, or both, may contain provisions restricting the ownership and transfer of the depositary shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock represented by such depositary shares. See "Restrictions on Ownership of Capital Stock."

Federal Income Tax Consequences

        Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition, (a) no gain or loss will be recognized for federal income tax purpose upon the withdrawal of preferred stock to an exchange owner of depositary shares, (b) the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor and (c) the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

 DESCRIPTION OF WARRANTS

        The following description of the terms of the warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement. The terms "we," "us" and "our" as such terms are used in the following description of warrants refer to SL Green Realty Corp. unless the context requires otherwise.

        We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or together with common stock, preferred stock, depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

        The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the type and number of securities purchasable upon exercise of such warrants;

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  the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

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  the date, if any, on and after which such warrants and the related securities will be separately transferable;

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  the price at which each security purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  any anti-dilution protection;

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  a discussion of certain federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the debt securities of SL Green Realty Corp., Reckson Operating Partnership and SL Green Operating Partnership and the respective indentures is only a summary. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to the applicable indentures, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

        We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable into another security. The debt securities may be issued by SL Green Realty Corp., SL Green Operating Partnership and Reckson Operating Partnership, individually or as co-obligors. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under one of the indentures to be entered into between SL Green Realty Corp., Reckson Operating Partnership and/or SL Green Operating Partnership, as applicable, and The Bank of New York Mellon. Forms of the indentures related to the issuance of debt securities by SL Green Realty Corp., SL Green Operating Partnership and/or Reckson Operating Partnership, individually and as co-obligors, are attached as exhibits to the registration statement of which this prospectus forms a part.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement.

        The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the applicable indenture by the Trust Indenture Act of 1939, or TIA. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and supplemental indenture, if any, in their entirety before investing in our debt securities.

        The aggregate principal amount of debt securities that may be issued under the respective indentures is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

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  the issuer or co-obligors of such debt securities;

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  the guarantors of each series, if any, and the terms of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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  the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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  whether the debt securities will be senior, subordinated or junior subordinated;

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  whether the debt securities will be secured or unsecured;

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  any applicable subordination provisions;

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  the maturity date(s) or method for determining same;

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  the interest rate(s) or the method for determining same;

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  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

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  whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  if other than the principal amount, the principal amount of debt securities payable upon acceleration;

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  place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

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  whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

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  amount of discount or premium, if any, with which such debt securities will be issued;

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  any covenants applicable to the particular debt securities being issued;

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  any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

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  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the issuer or co-obligors, as the case may be, can select the payment currency;

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  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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  any restriction or conditions on the transferability of the debt securities;

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  the securities exchange(s) on which the debt securities will be listed, if any;

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  whether any underwriter(s) will act as a market maker(s) for the debt securities;

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  the extent to which a secondary market for the debt securities is expected to develop;

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  provisions granting special rights to holders of the debt securities upon occurrence of specified events;

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  additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

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  additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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  any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

        We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indentures and the corresponding debt securities shall be construed in accordance with and governed by the laws of the State of New York.

 DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

        SL Green Realty Corp., Reckson Operating Partnership and/or SL Green Operating Partnership may guarantee (either fully and unconditionally or in a limited manner) the due and punctual payment of the principal of, premium, if any, and interest on one or more series of debt securities issued by SL Green Realty Corp., Reckson Operating Partnership and/or SL Green Operating Partnership, as the case may be, whether at maturity, by acceleration, redemption or repayment or otherwise, in accordance with the terms of the applicable guarantee and the applicable indenture.

 CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW

        The following summary of certain anti-takeover provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and SL Green Realty Corp.'s charter and bylaws, each as amended. The terms "we," "us" and "our" as such terms are used in the following summary refer to SL Green Realty Corp. unless the context requires otherwise.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, referred to as an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the Maryland corporation law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the Maryland corporation law do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

        Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the Maryland corporation law and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. However, no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to us.

Control Share Acquisitions

        The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any holder of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our bylaws provide, and we have elected to be subject to the provision of Subtitle 8 that requires, that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Through provisions in our charter unrelated to Subtitle 8, we also (a) have a classified board and (b) vest in the board the exclusive power to fix the number of directorships.

Anti-Takeover Effect of Certain Provisions of Maryland Law

        The business combination provisions, the control share acquisition provisions and Subtitle 8 of the MGCL could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

        The terms "we," "us" and "our" as such terms are used in the following summary of certain provisions of the charter of SL Green Realty Corp. relating to restrictions on ownership of capital stock refer to SL Green Realty Corp. unless the context requires otherwise.

Excess Stock

        Our charter provides that we may issue up to 75,000,000 shares of excess stock, par value $.01 per share. For a description of excess stock, see "—Restrictions on Ownership" below.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our stockholders.

        In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our charter, subject to exceptions, provides that no stockholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the "Ownership Limit," of the lesser of the aggregate number or value of our outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by us. See "Description of Preferred Stock—Restrictions on Ownership" beginning on page 16 of this prospectus. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.

        Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the charter shall be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the charitable beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (a) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into excess stock or, if the original transferee-stockholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed, with respect to excess stock converted from preferred stock, ratably with each other holder of preferred stock of the same class or excess stock converted from preferred stock of the same class, and with respect to excess stock converted from common stock, ratably with each other holder of common stock or excess stock converted from common stock. The liquidation distributions allocated to a share of excess stock will be distributed in the same manner as proceeds from a sale of such share of excess stock would be distributed. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

        Shares of excess stock shall be deemed to have been offered to the corporation or its designee for 90 days at a price per share payable to the purported transferee equal to the lesser of (a) the price per share in the transaction that created the excess shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) or (b) the market price of the common stock or preferred stock which was converted into such excess stock on the date the corporation or its designee accepts the offer. We may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date the board of directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The Ownership Limit and the other provisions of the charter of SL Green Realty Corp. summarized above may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The terms "we," "us" and "our" as such terms are used in the following summary refer to SL Green Realty Corp. unless the context requires otherwise.

        The following discussion summarizes the material United States federal income tax consequences that are generally applicable to prospective holders of the offered securities. The specific tax consequences of owning the offered securities will vary depending on the circumstances of a particular stockholder or noteholder. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders and noteholders review the following discussion and then consult with a tax advisor to determine the anticipated tax consequences of owning the offered securities.

        The information in this section and the opinions of Greenberg Traurig, LLP are based on the Code, existing and proposed Treasury regulations thereunder, current administrative interpretations and court decisions. We cannot assume that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders or noteholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are U.S. persons for federal income tax purposes (as described below) and who hold the offered securities as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

        Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders and noteholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders and noteholders are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to such stockholders' and noteholders' respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of SL Green Realty Corp.

        We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. In the opinion of Greenberg Traurig, LLP, commencing with our taxable year ended December 31, 2001, we have been organized and have been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on factual representations relating to the organization and operation of us, SL Green Operating Partnership, our respective subsidiaries, factual representations relating to our continued efforts to comply with the various REIT tests and such documents that Greenberg Traurig, LLP has considered necessary or appropriate to review as a basis for rendering this opinion. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests imposed under the Code. Greenberg Traurig, LLP will not review compliance with these tests on a continuing basis. See "Failure to Qualify" below.

        The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income and excise tax in specific circumstances, including the following:

  •
  we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

  •
  we may be subject to the alternative minimum tax on our items of tax preference;

  •
  if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income;

  •
  if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax;

  •
  if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which we fail the 95% test, multiplied by (ii) a fraction intended to reflect our profitability;

  •
  if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

  •
  if we fail to satisfy any of the REIT asset tests (other than a de minimis failure to meet the 5% or 10% asset test) due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated during a certain period by the nonqualifying assets that caused us to fail such test;

  •
  if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure;

  •
  if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time. Under the built-in gain rule, we will be subject to tax on such gain at the highest regular corporate rate applicable;

  •
  if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined herein) on the basis of arm's-length dealing, or to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts;

  •
  if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our shares, and the failure was not due to reasonable cause or to willful neglect, we will be required to pay a penalty of $25,000, or if the failure is intentional, a $50,000 penalty; and

  •
  Certain of our subsidiaries are C corporations, the earnings of which will be subject to U.S. federal and state income tax.

  Requirements for Qualification

        The Code defines a REIT as a corporation, trust, or association:

  (a)
  that is managed by one or more trustees or directors;

  (b)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (c)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (d)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (e)
  the beneficial ownership of which is held by 100 or more persons;

  (f)
  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

  (g)
  that meets other tests, described below, regarding the nature of its income and assets.

        The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe we have issued and have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f). In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Our charter includes restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above. See "Restrictions on Ownership of Capital Stock" discussed in the prior section of this prospectus.

        If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by the REIT or by SL Green Operating Partnership is generally disregarded as a separate entity for federal income tax purposes.

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership. Thus, our proportionate share of the assets, liabilities and items of gross income of SL Green Operating Partnership will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

        Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

        Income Tests.    In order to maintain qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code. These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying gross income.

        For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales;

  •
  rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant;

  •
  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property; and

  •
  the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

        The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT's direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

        We have received a favorable ruling from the IRS with respect to our provision of telecommunication services, including high-speed Internet access, to our tenants. Under the ruling, providing these services to a property will not disqualify rents received from the property. In addition, amounts that we receive for providing these services will constitute rents from real property.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test as well as the 95% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Prohibited Transaction Income.    Any gain that we realize (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (other than foreclosure property) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of our sales are prohibited transactions, and we would be required to pay the 100% penalty tax on the gains resulting from any such sales.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        From time to time our taxable REIT subsidiaries may provide services to our tenants. We intend to set any fees paid to our taxable REIT subsidiaries for such services at arm's-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

        Asset Tests.    In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:

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  at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by SL Green Operating Partnership or any partnerships in which SL Green Operating Partnership owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering by us, cash, cash items and government securities;

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  no more than 25% of the value of our total assets may consist of securities other than those that qualify under the 75% test described above;

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  no more than 25% (20% for our taxable years beginning before January 1, 2009) of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

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  except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer's outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain "straight debt" securities).

        We own in excess of 10% of the stock of each of Gramercy Capital Corp. and a number of non-publicly traded REITs, each of which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, each of these companies is subject to the various REIT qualification requirements. We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, we could fail to qualify as a REIT.

        A "Taxable REIT Subsidiary" is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly. We may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm's length (as described above). The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate (as described above).

        After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values (including, for tax years beginning after July 30, 2008, a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        Effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to meet the 5% test, the 10% vote test or the 10% value test if the value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure to meet the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure to meet the 75% test, the 25% test, or the 25% (20% for our taxable years beginning before January 1, 2009) taxable REIT subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. We must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of SL Green Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause SL Green Operating Partnership to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause SL Green Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.

        In addition, IRS Revenue Procedure 2009-15 and IRS Revenue Procedure 2010-12 set forth a safe harbor pursuant to which certain part-stock and part-cash dividends distributed by REITs with respect to our 2008 through 2011 taxable years, will satisfy the REIT distribution requirements. Under the terms of these IRS Revenue Procedures, up to 90% of our dividends could be paid with our stock. We paid our 2008 through 2010 dividends, and dividends paid to date in 2011, entirely in the form of cash and we currently intend to pay our remaining 2011 dividends entirely in the form of cash. However, final determination is subject to formal declaration of such dividends by our board of directors.

        Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

        Effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving our organizational structure, if the failure was due to reasonable cause and not due to willful neglect and we were to pay a tax of $50,000. It is not possible, however, to state whether in all cases we would be entitled to this statutory relief.

Other Tax Considerations

  Effect of Tax Status of SL Green Operating Partnership and Other Entities on REIT Qualification

        All of our significant investments are held through SL Green Operating Partnership. SL Green Operating Partnership may hold interests in properties through property-owning entities. SL Green Operating Partnership and the property-owning entities involve special tax considerations. These tax considerations include:

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  allocations of income and expense items of SL Green Operating Partnership and the property owning entities, which could affect the computation of our taxable income;

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  the status of SL Green Operating Partnership and the property-owning entities as partnerships or entities that are disregarded as entities separate from their owners, as opposed to associations taxable as corporations, for income tax purposes, and

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  the taking of actions by SL Green Operating Partnership or any of the property-owning entities that could adversely affect our qualification as a REIT.

        In the opinion of Greenberg Traurig, LLP, based on the factual representations by us and SL Green Operating Partnership, as set forth in the first paragraph of this section, for federal income tax purposes SL Green Operating Partnership will be treated as a partnership and none of the property-owning entities (other than a Taxable REIT Subsidiary or an entity that is a REIT) will be treated as an association taxable as a corporation. If, however, SL Green Operating Partnership or any of such other entities were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

        The partnership agreement requires that SL Green Operating Partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of SL Green Operating Partnership through our rights as the sole general partner of SL Green Operating Partnership.

  Tax Allocations with Respect to the Properties

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership's basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a "Book-Tax Difference." Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. SL Green Operating Partnership was funded by way of contributions of appreciated property to SL Green Operating Partnership in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the "Section 704(c) Regulations." The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. SL Green Operating Partnership generally uses the "traditional method" of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to us and other partners that did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if SL Green Operating Partnership had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of interests in such contributed properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in SL Green Operating Partnership. These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur. These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.

        Interests in the properties purchased by SL Green Operating Partnership for cash simultaneously with or subsequent to our admission to SL Green Operating Partnership initially will have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

Taxation of Stockholders

        This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors for a complete description of the tax consequences of investing in our stock.

        As used herein, the term "U.S. Stockholder" means a stockholder who is a U.S. Person. A U.S. Person means any beneficial owner of our stock or notes, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is, for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U. S. persons have the authority to control all substantial decisions of the trust, or (v) an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

        As used herein, the term "Non-U.S. Stockholder" means a beneficial owner of our stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Stockholder.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A beneficial owner of our common stock that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of our common stock.

  Taxation of U.S. Stockholders

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the stockholder has held our stock. If we elect to retain and pay income tax on any net capital gain, a U.S. Stockholder would include in its income as capital gain its proportionate share of such net capital gain. A U.S. Stockholder would also receive the right to claim a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such U.S. Stockholder's stock. To the extent that such distributions exceed a U.S. Stockholder's adjusted basis in the stock, such distribution will be included in income as capital gain, assuming the stock is a capital asset in the hands of the stockholder.

        Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.

        Under IRS Revenue Procedure 2009-15 and IRS Revenue Procedure 2010-12, we generally are permitted to pay taxable dividends with respect to our 2008 through 2011 taxable years of which up to 90% of the dividend is payable with the REIT's stock. If we were to pay such a dividend, taxable U.S. Stockholders would generally be required to report the full amount of the dividend, including the fair market value of any stock distributed, as ordinary income. We paid our 2008 through 2010 dividends, and dividends paid to date in 2011, entirely in the form of cash, and we currently intend to pay our remaining 2011 dividends entirely in the form of cash. However, final determination is subject to formal declaration of such dividends by our board of directors.

        Sale or Exchange.    In general, a taxable U.S. Stockholder recognizes capital gain or loss on the sale or exchange of our stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the stockholder's adjusted basis in the stock. To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for more than one year, any gain recognized would be subject to tax rates applicable to long-term capital gains. However, any loss recognized by a U.S. Stockholder from selling or otherwise disposing of our stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by the stockholder that were required to be treated as long-term capital gains.

        Tax Rates On Capital Gains.    The maximum tax rate for non-corporate U.S. Stockholders for (1) capital gains, including certain "capital gain dividends," has generally been temporarily reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) "qualified dividend income" has generally been temporarily reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). The currently applicable provisions of the U.S. federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their U.S. status to us.

        Backup Withholding.    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding currently at a rate of 28% with respect to dividends paid unless the stockholder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies with respect to certain matters, and otherwise complies with the applicable requirements of the backup withholding rules.

        An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Stockholder does not provide us with their correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the U.S. Stockholders federal income tax liability, provided the U.S. Stockholder timely furnishes the required information to the IRS.

  Taxation of U.S. Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a U.S. tax-exempt entity. Based on that ruling, the dividend income from our stock will not be UBTI to a U.S. tax-exempt stockholder, provided that the U.S. tax-exempt stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the U.S. tax-exempt stockholder's exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as debt financed property within the meaning of the Code or has used the stock in a trade or business.

        Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a) of the Code. In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our stock or one or more such trusts, each holding more than 10% of the value of our stock, collectively hold more than 50% of the value of our stock) and (b) we would not be a REIT if we had to treat our stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.

        In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in Section 512(a)(3) of the Code if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20) of the Code.

  Taxation of Non-U.S. Stockholders

        The rules governing the U.S. federal income taxation of a Non-U.S. Stockholder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding of U.S. federal income tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation.

        Under IRS Revenue Procedure 2009-15 and IRS Revenue Procedure 2010-12, we generally are permitted to pay taxable dividends with respect to our 2008 through 2011 taxable years of which up to 90% of the dividend is payable with the REIT' s stock. If we were to pay such a dividend, we generally would be required to withhold U.S. federal income tax with respect to such dividends paid to Non-U.S. Stockholders, including in respect of all or a portion of such dividend that is payable in stock. We paid our 2008 through 2010 dividends, and dividends paid to date in 2011, entirely in the form of cash and we currently intend to pay our remaining 2011 dividends entirely in the form of cash. However, final determination is subject to formal declaration of such dividends by our board of directors.

        Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate generally will need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, generally will need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.

        Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of our stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding of U.S. federal income tax at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend. However, capital gain dividends paid to a Non-U.S. Stockholder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as capital gain dividends subject to FIRPTA, if the Non-U.S. Stockholder owns no more than 5% of the class of stock at any time during the one-year period ending on the dividend payment date.

        Sale or Exchange of Stock.    Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under the provisions of FIRPTA if we are a domestically controlled qualified investment entity. A REIT is a "domestically controlled qualified investment entity" if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (a) investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year (and certain other requirements are met), in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

        We will be a domestically controlled qualified investment entity if at all times during a specified testing period we are a REIT and less than 50% in value of our common stock is held, directly or indirectly, by non-U.S. persons. We believe that we currently are a domestically controlled qualified investment entity and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. However, because our common stock is publicly traded, no assurance can be given that we are or will continue to be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, whether or not a Non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA would depend on whether or not the stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder's interest in us. Currently, our stock is regularly traded on an established securities market. However, we cannot assure you that our stock will be so traded at the time you may wish to dispose of our stock. If the gain on the sale of the stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

        Backup Withholding.    Backup withholding tax will not apply to payments made by us or our agent on stock to a Non-U.S. Stockholder if an IRS Form W-8BEN (or a suitable substitute form) is provided by such holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Stockholder may be refunded or credited against the Non-U.S. Stockholder's federal income tax liability, provided the Non-U.S. Stockholder furnishes the required information timely to the IRS. For additional information on backup withholding See "—Taxation of Noteholders—Non-U.S. Noteholders—Backup Withholding and Information Reporting."

Taxation of Noteholders

        This section describes the material United States federal income tax consequences of owning fixed rate notes that SL Green Operating Partnership or Reckson Operating Partnership may offer. It is not tax advice. It applies to you only if you purchase the notes in the initial offering at the offering price. If you purchase fixed rate notes at other than the offering price, the amortizable bond premium or market discount rules may apply to you. You should consult your own tax advisor regarding this possibility. The tax consequences of owning any floating rate debt securities, convertible or exchangeable debt securities or indexed debt securities will be discussed in the applicable prospectus supplement.

        As used herein, the term "U.S. Noteholder" means any beneficial owner of a note that is, for U.S. federal income tax purposes, a U.S. Person. See "—Taxation of Stockholders" above. As used herein, the term "Non-U.S. Noteholder" means a beneficial owner of a note, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Noteholder.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor regarding U.S. federal, state, local and non-U.S. income tax considerations of the purchase, ownership and disposition of the notes.

  U.S. Noteholders

        Stated Interest.    The stated interest on a note generally will be taxable to a U.S. Noteholder as ordinary interest income either at the time it accrues or is received, depending on such U.S. Noteholder's method of accounting for federal income tax purposes.

        Original Issue Discount.    It is possible that notes will be issued with original issue discount, or OID, for U.S. federal income tax purposes. The amount of OID on a note will generally equal the excess of the "stated redemption price at maturity" of a note over its "issue price." A note will not be treated as issued with OID for U.S. federal income tax purposes, however, if the stated redemption price at maturity exceeds the issue price by less than .25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The stated redemption price at maturity of a note will equal the sum of its principal amount and all other payments thereunder, other than payments of "qualified stated interest," defined generally as stated interest that is unconditionally payable in cash or other property, other than our debt instruments, at least annually at a single fixed rate. The "issue price" of a note will equal the first price at which a substantial amount of notes are sold for money, excluding sales to underwriters, placement agents or wholesalers. The stated interest on the notes will constitute qualified stated interest.

        If notes are issued with OID, a U.S. Noteholder will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which such holder holds the note, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Noteholder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the note at the beginning of the accrual period multiplied by the yield to maturity of the note less the amount of any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the notes other than qualified stated interest.

        A U.S. Noteholder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which a U.S. Noteholder acquires a note and may not be revoked without the consent of the IRS. U.S. Noteholders should consult with their tax advisors about this election.

        Sale, Exchange, Retirement or Other Disposition.    A U.S. Noteholder generally will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the notes in an amount equal to the difference, if any, between the amount realized on the disposition, other than any amount attributable to accrued but unpaid interest, and the U.S. Noteholder's adjusted tax basis in the notes. A U.S. Noteholder's adjusted tax basis in a note will generally be equal to the purchase price of such note, increased by any OID included in the U.S. Noteholder's income prior to the disposition of the note (if any) and decreased by any payments received on the note other than qualified stated interest. Any such gain or loss will be long-term if the notes have been held for more than one year. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.

        Backup Withholding and Information Reporting.    U.S. Noteholders may be subject to information reporting and backup withholding with respect to interest paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Noteholder may be subject to backup withholding currently at a rate of 28% with respect to interest paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

        An individual who is a U.S. Noteholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Noteholder does not provide us with their correct taxpayer identification number, then the U.S. Noteholder may also be subject to penalties imposed by the IRS.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against the U.S. Noteholder federal income tax liability, provided the U.S. Noteholder furnishes the required information to the IRS.

  Non-U.S. Noteholders

        Interest Income.    Payments of interest (including OID, if any) on notes made to a Non-U.S. Noteholder generally will not be subject to U.S. federal income or withholding tax provided that (i) such holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us through stock ownership for U.S. federal income tax purposes and (C) is not a bank receiving certain types of interest and (ii) the requirements described below under the heading "Backup Withholding and Information Reporting" are satisfied. If a Non-U.S. Noteholder does not satisfy the preceding requirements, payments of interest on the notes held by such holder will generally be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

        Sale, Exchange, Retirement or Other Disposition.    A Non-U.S. Noteholder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption or other disposition of a note.

        Backup Withholding and Information Reporting.    Information reporting requirements and backup withholding generally will not apply to payments on a note to a Non-U.S. Noteholder if IRS Form W-8BEN is duly provided by such holder, provided that the withholding agent does not have actual knowledge that the holder is a U.S. person.

        Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Noteholder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

        Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides IRS Form W-8BEN or otherwise establishes an exemption.

        Any amount withheld from a payment to a holder of a note under the backup withholding rules is allowable as a credit against such holder's U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS.

Recent Legislation

        On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, or the HIRE Act. The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends and proceeds of sale in respect of our stock received by U.S. Stockholders who own their shares through foreign accounts or foreign intermediaries and certain Non-U.S. Stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, Non-U.S. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012.

        On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain U.S. Stockholders who are individuals, estates or trusts to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of our stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our stock.

        On December 17, 2010, the President signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending existing income tax rates for individuals so that the maximum rates for individuals through 2012 continue to be 35% with respect to ordinary income and 15% with respect to long-term capital gain.

Tax Shelter Reporting

        If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Federal Estate Taxes

        In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State and Local Tax

        We and our stockholders may be subject to state and local tax in states and localities in which it does business or owns property. Our tax treatment and the tax treatment of the stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

 SELLING STOCKHOLDERS

        Selling stockholders include certain persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of SL Green Realty Corp.'s common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as "selling stockholders," may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

        The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of SL Green Realty Corp.'s common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

 PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act. We also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with SL Green Realty Corp., Reckson Operating Partnership and/or SL Green Operating Partnership, as applicable, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

        Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder (other than SL Green Realty Corp.'s common stock and Series C or D preferred stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

        In connection with an offering of securities, the underwriters may engage in stabilizing and syndicate covering transactions. These transactions may include over-allotments or short sales of the securities, which involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL MATTERS

        The validity of the issuance of the securities of Reckson Operating Partnership and SL Green Operating Partnership offered hereby and certain matters related to SL Green Realty Corp. will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the issuance of the securities of SL Green Realty Corp. offered hereby will be passed upon by Ballard Spahr LLP, Baltimore, Maryland. Legal matters described under "Material United States Federal Income Tax Consequences" will be passed upon by Greenberg Traurig, LLP, New York, New York.

EXPERTS

        The consolidated financial statements of SL Green Realty Corp. (including schedule appearing therein), the consolidated financial statements of Rock-Green, Inc. and the consolidated financial statements of 1515 Broadway Realty Corp., each appearing in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Reckson Operating Partnership, L.P. (including schedule appearing therein) appearing in Reckson Operating Partnership, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of SL Green Operating Partnership, L.P. (including schedule appearing therein), the consolidated financial statements of Rock-Green, Inc. and the consolidated financial statements of 1515 Broadway Realty Corp., each appearing in SL Green Operating Partnership, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        SL Green Realty Corp., Reckson Operating Partnership and SL Green Operating Partnership are subject to the informational requirements of the Exchange Act and, in accordance therewith, each files annual, quarterly and current reports, and other information with the SEC. In addition, SL Green

Realty Corp. files proxy statements with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus. SL Green Realty Corp.'s common stock and Series C and D preferred stock are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or any document that we file in the future with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus from their respective filing dates. These documents contain important information about us, our business and our finances.

Document	Period
SL Green Realty Corp.'s Annual Report on Forms 10-K (File No. 1-13199)	Year ended December 31, 2010
SL Green Realty Corp.'s Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2011
Reckson Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2010
Reckson Operating Partnership, L.P.'s Quarterly Report on Form 10-Q (File No. 033-84580)	Quarter ended March 31, 2011
SL Green Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 333-167793-02)	Year ended December 31, 2010
SL Green Operating Partnership, L.P.'s Quarterly Report on Form 10-Q (File No. 333-167793-02)	Quarter ended March 31, 2011

Filed
SL Green Realty Corp.'s Current Reports on Form 8-K and 8-K/A (File No. 1-13199)	January 7, 2011
January 13, 2011
February 10, 2011
February 16, 2011
April 13, 2011
April 15, 2011
April 29, 2011
June 16, 2011
SL Green Realty Corp.'s Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 29, 2011

Filed
Description of SL Green Realty Corp.'s common stock contained in our Registration Statement on Form 8-A (File No. 1-13199)	July 21, 1997
Description of SL Green Realty Corp.'s Series C cumulative redeemable preferred stock contained in SL Green Realty Corp.'s Registration Statement on Form 8-A (File No. 1-13199)	December 10, 2003
Description of SL Green Realty Corp.'s Series D cumulative redeemable preferred stock contained in SL Green Realty Corp.'s Registration Statement on Form 8-A (File No. 1-13199)	May 20, 2004
Description of SL Green Realty Corp.'s Series D cumulative redeemable preferred stock contained in SL Green Realty Corp.'s Registration Statement on Form 8-A/A (File No. 1-13199)	July 14, 2004

        If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

$

SL Green Realty Corp.
SL Green Operating Partnership, L.P.
Reckson Operating Partnership, L.P.
            % Senior Notes due 20

Preliminary Prospectus Supplement

Wells Fargo Securities
BofA Merrill Lynch
Morgan Stanley
Goldman, Sachs & Co.
J.P. Morgan